SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12

                             ARCH CAPITAL GROUP LTD.
         --------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
         --------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment  of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction: $
     5)   Total fee paid: $

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                      [Arch Capital Group Ltd. Letterhead]








                                  June 4, 2002












Dear Shareholder:

     I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on June 27, 2002, at 2:00 p.m. (local time), at Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.

         Your vote is very important. Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope.

                                         Sincerely,


                                         [signature logo]
                                         Robert Clements
                                         Chairman of the Board

                            ARCH CAPITAL GROUP LTD.
                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. will be held on June 27, 2002, at 2:00 p.m. (local time), at Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda, for the following purposes:

     o PROPOSAL 1: To re-elect four directors to serve for a term of three years or until their respective successors are elected and qualified.

     o PROPOSAL 2: To adopt an amendment to our Bye-Law 20 as set forth in Appendix B of, and as more fully described in, this proxy statement, which would provide that a special meeting of the Board of Directors may be called by three directors or a majority of the total number of directors (whichever is fewer), in addition to the chairman of the Board and the president of the Company.

     o PROPOSAL 3: To approve the share-based awards made to the chairman and the vice chairman of our Board of Directors in connection with the capital infusion in November 2001, all as more fully described in this proxy statement.

     o    PROPOSAL 4: To approve our 2002 Long Term Incentive and Share Award
          Plan.

     o PROPOSAL 5: To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries.

     o PROPOSAL 6: To ratify the selection of PricewaterhouseCoopers as our independent auditors for the year ending December 31, 2002.

     o    PROPOSAL 7: To conduct other business if properly raised.

     Only shareholders of record as of the close of business on May 21, 2002 may vote at the meeting.

     Persons holding shares representing an aggregate of 60% of the votes entitled to be cast at the meeting have agreed, in connection with the capital infusion, to vote in favor of Proposal 3. These people are: HFCP IV(Bermuda), L.P., H&F International Partners IV-A (Bermuda), L.P., H&F International Partners IV-B (Bermuda), L.P., H&F Executive Fund IV (Bermuda), L.P., Warburg Pincus Netherlands International Partners I, CV., Warburg Pincus Netherlands International Partners II, CV., Warburg Pincus (Bermuda) International Partners, L.P., Warburg Pincus (Bermuda), Private Equity VIII, L.P., Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees' Securities Company, L.P., Farallon Capital Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., RR Capital Partners, L.P., Insurance Private Equity Investors, L.L.C., Orbital Holdings, Ltd., Sound View Partners, L.P., Otter Capital LLC, Peter A. Appel, Paul B. Ingrey, Dwight R. Evans and Marc Grandisson. Therefore, it is likely that Proposal 3 will receive the requisite vote for approval.

     Our audited financial statements for the year ended December 31, 2001, as approved by our Board of Directors, will be presented at this annual general meeting.

     Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

     This proxy statement and accompanying form of proxy are dated June 4, 2002 and are first being mailed to shareholders on or about June 4, 2002.

                                         [signature logo]
                                         Dawna Ferguson
                                         Assistant Secretary

Hamilton, Bermuda
June 4, 2002

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

THE ANNUAL GENERAL MEETING....................................................1
     Time and Place...........................................................1
     Record Date; Voting at the Annual General Meeting........................1
     Limitation on Voting.....................................................1
     Quorum; Votes Required for Approval......................................2
     Voting and Revocation of Proxies.........................................2
     Solicitation of Proxies..................................................3
     Other Matters............................................................3
     Principal Executive Offices..............................................3

THE CAPITAL INFUSION..........................................................3

PROPOSAL 1-- ELECTION OF DIRECTORS...........................................15
     Nominees................................................................16
     Required Vote...........................................................16
     Continuing Directors and Executive Officers.............................16
     Board of Directors Composition..........................................18
     Section 16(a) Beneficial Ownership Reporting Compliance.................19
     Board of Directors' Meetings and Committees.............................19
     Report of the Audit Committee of the Board of Directors.................21
     Compensation Committee Interlocks and Insider Participation.............22
     Summary Compensation Table..............................................22
     Option Grants in Last Fiscal Year.......................................23
     Aggregated 2001 Fiscal Year-End Option Values...........................24
     Employment Arrangements.................................................25
     Change in Control Arrangements..........................................32
     Director Compensation...................................................32
     Report of the Compensation Committee of the Board of Directors..........33
     Performance Graph.......................................................36
     Security Ownership of Certain Beneficial Owners and Management..........36
     Certain Relationships and Related Transactions..........................43

PROPOSAL 2-- AMENDMENT TO BYE-LAW 20.........................................45
     Current Bye-Law 20......................................................45
     Purpose and Effect of the Amendment.....................................45
     Required Vote...........................................................45

PROPOSAL 3-- APPROVAL OF SHARE-BASED AWARDS MADE TO THE CHAIRMAN AND THE
   VICE CHAIRMAN OF OUR BOARD OF
   DIRECTORS IN CONNECTION WITH THE CAPITAL INFUSION.........................46
     Purpose of Shareholder Approval.........................................46
     Description of Awards...................................................46
     Required Vote...........................................................47

PROPOSAL 4-- APPROVAL OF 2002 LONG TERM INCENTIVE AND SHARE AWARD PLAN.......47
     Introduction............................................................47
     Description of 2002 Plan................................................48
     Required Vote...........................................................53

PROPOSAL 5-- ELECTION OF SUBSIDIARY DIRECTORS................................53
     Required Vote...........................................................55

PROPOSAL 6-- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS...............56
     Audit Fees..............................................................56
     Required Vote...........................................................56

                           THE ANNUAL GENERAL MEETING

     We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.

Time and Place

     The annual general meeting will be held at 2:00 p.m. (local time) on June 27, 2002 at Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda.

Record Date; Voting at the Annual General Meeting

     Our Board of Directors has fixed the close of business on May 21, 2002 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 23,667,093 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 57 holders of record and 1,663 beneficial holders of the common shares. On the record date, there were 35,687,735 preference shares outstanding and entitled to vote, subject to the limitations in the certificate of designations and our bye-laws described below. There were 23 holders of record and beneficial holders of the preference shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the annual general meeting.

Limitation on Voting Under Our Bye-Laws

     Under our bye-laws, if the votes conferred by shares of Arch Capital Group Ltd., directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

     There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 because of shares, including shares held by the Warburg Pincus LLC private equity funds ("Warburg Pincus funds") and the Hellman & Friedman LLC private equity funds ("Hellman & Friedman funds"), that may be attributed to that person under the Code.

     Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of Arch Capital Group Ltd. entitled to vote generally at an election of directors.

     In order to implement bye-law 45, we will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval

     The presence of two or more persons representing, in person or by properly executed proxy, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained.

     The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast. Persons holding shares representing an aggregate of 60% of the votes entitled to be cast at the meeting have agreed, in connection with the capital infusion, to vote in favor of Proposal 3. These people are: HFCP IV(Bermuda), L.P., H&F International Partners IV-A (Bermuda), L.P., H&F International Partners IV-B (Bermuda), L.P., H&F Executive Fund IV (Bermuda), L.P., Warburg Pincus Netherlands International Partners I, CV., Warburg Pincus Netherlands International Partners II, CV., Warburg Pincus (Bermuda) International Partners, L.P., Warburg Pincus (Bermuda), Private Equity VIII, L.P., Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees' Securities Company, L.P., Farallon Capital Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., RR Capital Partners, L.P., Insurance Private Equity Investors, L.L.C., Orbital Holdings, Ltd., Sound View Partners, L.P., Otter Capital LLC, Peter A. Appel, Paul B. Ingrey, Dwight R. Evans and Marc Grandisson. Therefore, it is likely that Proposal 3 will receive the requisite vote for approval.

     Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual general meeting, and our transfer agent will tabulate votes cast in person.

     Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose.

Voting and Revocation of Proxies

     All shareholders should complete, sign and return the enclosed proxy card. All shares represented at the annual general meeting by properly executed proxies received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of each of the proposals described in this proxy statement.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

     o filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or

     o    attending the annual general meeting and voting in person.

     In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda, Facsimile: (441) 278-9255, Attention: Secretary.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

     We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $4,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

     Our audited financial statements for the year ended December 31, 2001, as approved by our Board of Directors, will be presented at this annual general meeting.

     As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting, other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

Principal Executive Offices

     Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda (telephone number: (441) 278-9250).

                              THE CAPITAL INFUSION


     On November 20, 2001, investors led by the Warburg Pincus funds and the Hellman & Friedman funds purchased from us, for $750.0 million in cash, 35,072,795 series A convertible preference shares and 3,710,959 class A warrants. At the same time, we also entered into a management subscription agreement whereby Peter A. Appel, Paul B. Ingrey, Dwight R. Evans and Marc Grandisson (who are members of our management), and Sound View Partners LP and Otter Capital LLC (entities controlled by Robert Clements , our chairman, and John M. Pasquesi, our executive vice chairman, respectively) agreed to purchase, for an aggregate of $13.2 million, 614,940 preference shares and 65,066 class A warrants. The purpose of this capital infusion was to provide a significant infusion of capital to launch our new underwriting initiative to meet current and future demand in the global insurance and reinsurance markets. On March 7, 2002, certain matters relating to the capital infusion required to be approved by our shareholders were approved.

     Prior to the closing on November 20, 2001, the Warburg Pincus funds and the Hellman & Friedman funds assigned portions of their commitments to third parties. At closing, we issued the following numbers of preference shares and class A warrants for the aggregate dollar amounts specified:



                                                                                                    Aggregate
                                                       Preference Shares    Class A Warrants      Dollar Amount
                                                       -----------------    ----------------      -------------
Warburg Pincus funds..........................               18,939,311           2,003,918         $405,000,000
Hellman & Friedman funds......................               10,521,839           1,113,289          225,000,000
Trident II, L.P. and co-investment funds(1)...                1,636,729             173,178           35,000,000
Farallon Capital investors....................                1,169,093             123,698           25,000,000
Insurance Private Equity Investors, L.L.C.
   (affiliated with GE Asset Management)......                2,338,186             247,397           50,000,000
Orbital Holdings, Ltd. (affiliated with GE
   Capital)...................................                  467,637              49,479           10,000,000
Management investors..........................                  614,940              65,066           13,150,000
     Total....................................               35,687,735           3,776,025         $763,150,000


(1) In a related transaction, upon closing of the capital infusion, 905,397 previously existing class A warrants held by Marsh & McLennan Risk Capital Holdings, Ltd. were canceled in exchange for 140,380 newly issued common shares, and 1,770,601 class B warrants held by Marsh & McLennan Risk Capital Holdings were canceled in exchange for a cash payment by us of $7.50 per class B warrant (approximately $13.3 million in the aggregate). See note (2) under "Security Ownership of Certain Beneficial Owners and Management" for a description of the terms of the class B warrants. Marsh & McLennan Risk Capital Holdings' pre-existing right to have an observer attend meetings of our board of directors was terminated, and The Trident Partnership, L.P's pre-existing right to designate a director for election to our board of directors was terminated. We were released from our remaining $11.0 million capital commitment to Trident II, L.P. for new investments.

Subscription Agreement

     Set forth below is a summary of the material terms of the subscription agreement entered into with the investors (other than the management investors) in connection with the capital infusion. All material agreements relating to the capital infusion were filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2001.

     Purchase Price. The purchase price for the preference shares and class A warrants paid at closing was based on the book value of our common shares as of June 30, 2001. The number of preference shares issued to each investor was equal to the total dollar amount of that investor's investment divided by the estimated per share price as determined under the subscription agreement (approximately $21.384), which was based on an estimate of the book value of our assets at June 30, 2001. The number of warrants issued to each investor was equal to the Adjusted Warrant Amount times the number of common shares issuable upon exercise of all outstanding class A warrants (2,531,079) divided by the number of common shares outstanding as of June 30, 2001 (12,863,079). The `Adjusted Warrant Amount" was equal to one-half of the quotient of the total dollar amount of that investor's investment divided by the difference of the estimated per share price minus $1.50. There would have been an adjustment to the purchase price if any of the transactions contemplated by the subscription agreement or the options granted to management concurrently therewith had triggered an anti-dilution adjustment under our existing class A warrants or class B warrants, but all holders of those warrants waived any rights to any anti-dilution adjustment with respect to the issuance under the subscription agreements or the grants to management contemplated thereby. For the ten trading days ended October 23, 2001, the last trading day prior to the announcement of the signing of the subscription agreements for the capital infusion and our new underwriting initiative, the average closing price of our common shares on the Nasdaq National Market was $16.86 per share.

     Purchase Price Adjustments. The subscription agreement provides that the estimated per share price may be adjusted as described below. All determinations to be made by the investors in connection with the purchase price adjustments will be made by the Warburg Pincus funds and the Hellman & Friedman funds. These adjustments are the sole remedy for any breach of representations and warranties of the company under the subscription agreement.

     Audit Adjustment. We agreed to engage PricewaterhouseCoopers as independent accountants to audit our consolidated balance sheet as of June 30, 2001, an independent actuary (to be selected by us and the Warburg Pincus funds and the Hellman & Friedman funds) to review the reserves for claims and claims expenses on our balance sheet, and an independent pricing service selected by us and the Warburg Pincus funds and the Hellman & Friedman funds to determine the estimated fair value of our investments in marketable securities as of the third business day prior to closing. The independent pricing service, the public accountants and the independent actuary are referred to below as the independent advisors.

     If the audited per share price is greater than the estimated per share price at closing, each investor will either pay the difference to us in cash or return the equivalent amount in preference shares. If the estimated per share price at closing is greater than the audited per share price, we will issue an amount of preference shares to the investors representing the difference. We currently estimate that we will issue an additional 875,765 preference shares during the second quarter of 2002 in connection with the audit of the book value of our assets at June 30, 2001 discussed above.

     Adjustment for Trading Price or Change of Control. In the event that on or prior to September 19, 2005, (1) the closing price of our common shares is at least $30.00 per share for at least 20 out of 30 consecutive trading days or (2) a change of control occurs (either case, a "Triggering Event"), we agreed to issue and deliver to each investor additional preference shares such that the audited per share price is adjusted downward by $1.50 per preference share. For this purpose "change of control" means the acquisition by any person or group (within the meaning of section 13(d)(3) of the Exchange Act) of beneficial ownership of 40% or more of either the voting power of our then outstanding common shares or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; provided that if such acquisition results in whole or in part from a transfer of common shares or other voting securities by Marsh & McLennan Companies, Inc. or any of its subsidiaries, such acquisition will not constitute a change of control unless such transfer is effected pursuant to an offer by such acquiror to purchase all of our outstanding common shares.

     Final Adjustments. We agreed to make another adjustment at the second anniversary of closing (or such earlier date as the Warburg Pincus funds and the Hellman & Friedman funds request and the Transaction Committee (described below under "--Transaction Committee") agrees) based on an adjustment basket described below.

     The adjustment basket will be equal to:

     o the difference between value realized upon sale and the book value at closing (as adjusted based on a pre-determined growth rate) of the agreed upon non-core businesses as described below; plus

     o the difference between the GAAP net book value of all of our insurance balances with respect to any policy or contract written or having an effective date prior to November 20, 2001 (ie., premiums receivable, unpaid claims and claims expenses recoverable, prepaid reinsurance premiums, reinsurance balances receivable, deferred policy acquisition costs, claims and claims expenses, unearned premiums, reinsurance balances payable, and any other insurance balance attributable to our "core insurance operations," as defined below) at the time of determination of the final adjustment and those balances at the closing; minus

     o o reductions in book value arising from (without duplication of any expenses included in the calculation of value realized upon sale of the non-core businesses or any expense otherwise reflected in the determination of the per share price) costs and expenses relating to the investments and transactions provided for under the subscription agreement, actual losses arising out of breach of representations under the subscription agreement and certain other costs and expenses.

     Our "core insurance operations" include:

     o    Arch Re (Bermuda);

     o    Arch Capital Group (U.S.) Inc.;

     o    Arch Re (US);

     o    Cross River (including funding for Rock River);

     o    ART Services (including First American Financial Corporation);

     o capital held at ACGL, gross of capital to be invested in unfunded private equity commitments; and

     o $2.5 million in segregated assets and liabilities in "cell" accounts formed by Alternative Insurance Company Limited and Alternative Re, Ltd.

     Non-core businesses are currently defined as American Independent Insurance Holding Company, Hales & Company Inc., all nonpublic securities held by ACGL and Arch Re (US), and all commitments to Distribution Partners, as and when funded.

     The adjustment basket will be calculated by our independent auditors as soon as practicable after the second anniversary of the closing or such earlier date as the Warburg Pincus funds and the Hellman & Friedman funds request and ACGL agrees. ACGL and the Warburg Pincus funds and the Hellman & Friedman funds have the right to make a full review of the adjustment basket determination. We agreed to cause our subsidiaries to maintain the components necessary to calculate the adjustment basket under separate ledgers.

     If the adjustment basket is less than zero, we agreed to issue additional preference shares to the investors based on the decrease in the value of the components of the adjustment basket. If the adjustment basket is greater than zero, the subscription agreement allows us to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the class A warrants).

     In addition, if the adjustment basket is less than zero and in the event that a Triggering Event occurs, we agreed to issue additional preference shares to the investors as a further adjustment.

     Finally, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities in excess of the Folksamerica escrow assets owed to Folksamerica under the Asset Purchase Agreement, dated as of January 10, 2000, between ACGL, Arch Re (US), Folksamerica Holding Company, Inc. and Folksamerica Reinsurance Company and (2) specified tax and ERISA matters under the subscription agreement. In February 2002, we reached a definitive settlement agreement with Folksamerica pursuant to which we satisfied all of our obligations under the escrow agreement for an amount equal to approximately $17.0 million of the escrowed assets, plus accrued interest on such amount.

     Restrictions on Transfer of Securities. The investors agreed not to transfer, in one transaction, or a series of transactions, to a single person or group, common shares or securities convertible into common shares representing in excess of either 51% of the votes then entitled to be cast in the election of directors, or 51% of the then outstanding common shares (taking into account common shares issuable upon conversion of the preference shares) without giving all shareholders the right to participate in such transaction on the same or substantially the same terms as the investors.

     The shareholders agreement between us and the holders of preference shares also contains restrictions on the transfer of preference shares, which terminates upon consummation of any registered public offering of our common shares generating net proceeds to us in excess of $25.0 million.

     Dispositions; Pending Acquisition. We agreed to sell, prior to the time of the audit adjustment described above, the portion of our investment portfolio specified in a schedule to the agreement, consisting of specified publicly traded noninvestment grade debt securities and certain equity securities.

     Information. The investors agreed to give us information regarding their ownership of our company, ownership information concerning each of them and other related information in connection with preparing disclosure in filings under the United States Securities Act of 1933 (the "Securities Act") or the Exchange Act on issues arising under the Internal Revenue Code, including the rules applicable to "controlled foreign corporations."

     Indemnification; Insurance. We and the investors agreed to maintain all rights to indemnification in favor of our directors, officers, employees and agents or any of our subsidiaries with respect to their activities prior to the closing (except that with respect to the Transaction Committee this covenant will cover activities after the closing) (as provided for in our organizational documents in effect on October 24, 2001) in full force and effect for a period of not less than six years from the closing. The investors agreed not to cause us to take any action inconsistent with this agreement.

     We and the investors also agreed that we will indemnify each of our present and former directors or officers against liabilities arising before the closing (including the transactions contemplated by the subscription agreement) and, with respect to the Transaction Committee, also after the closing. We and the investors agreed that we will maintain our current level of directors' and officers' liability insurance coverage for a period of at least six years after the closing.

     Certain Tax Matters. With respect to each taxable year during which any of the Warburg Pincus funds or the Hellman & Friedman funds owns our shares, we agreed to use reasonable best efforts to cause us and each of our subsidiaries:

     o not to constitute a "passive foreign investment company" within the meaning of Section 1297 of the Code;

     o not to satisfy the gross income requirement set forth in Section 542(a) of the Code;

     o not to satisfy the gross income requirement set forth in Section 552(a) of the Code; and

     o    not to have any related person insurance income within the meaning of
          Section 953(c)(2) of the Code.

In the event that we or any of our subsidiaries constitute a personal holding company, a foreign personal holding company, a controlled foreign corporation, a foreign investment company or a passive foreign investment company for U.S. federal income tax purposes with respect to any taxable year, we agreed to provide each of the Warburg Pincus funds or the Hellman & Friedman funds with any information it requests to satisfy its legitimate tax, accounting or other reporting requirements.

     Right to Exchange into Subsidiary Shares. We agreed to form a new, wholly owned subsidiary to hold Arch Re (Bermuda) as well as all of the "core insurance operations" other than Arch Re (US).

     In the event that the adjustments described above under "-Purchase Price Adjustments-Final Adjustment" are less than zero and their absolute value exceeds $250.0 million, the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of our preference shares will have the option to exchange their preference shares and class A warrants, in whole or in part (but not for less than $150.0 million liquidation preference of preference shares), for preference shares and warrants of our newly formed subsidiary bearing identical rights and privileges, including the right to convert into, or be exercised for, common shares of our newly formed subsidiary.

     Investors' Costs and Expenses. We reimbursed the Warburg Pincus funds and the Hellman & Friedman funds for their costs and expenses, and the GE investors for up to $50,000 of their costs and expenses, in connection with the investment and the related transactions.

     Transaction Committee. Until the date of the final determination of the adjustment basket at the fourth anniversary of closing, approval of the following actions by the Transaction Committee (as defined below) is deemed to be approval by the entire board of directors:

     o an amendment, modification or waiver of rights by ACGL under the subscription agreement, the certificate of designation for the preference shares, the class A warrants or the shareholders agreement;

     o the enforcement of obligations of the investors under the above agreements; or

     o    approval of actions relating to the disposition of non-core assets.

     "Transaction Committee" means a committee of the board of directors consisting of persons who either (a) were members of our board of directors on October 22, 2001 and/or (b) were designated as members of the Transaction Committee by a person who was a member of our board of directors on October 22, 2001. The

Transaction Committee currently consists of Robert Clements, Peter A. Appel, James J. Meenaghan and Robert F Works.

Shareholders Agreement

     On November 20, 2001 upon consummation of the capital infusion, we entered into a shareholders agreement with the investors. Set forth below is a summary of the material terms of the shareholders agreement.

     Board Representation. Following the closing, the Warburg Pincus funds exercised their right to designate one director to our board and the Hellman & Friedman funds exercised their right to designate one director to our board. Continued representation on our board of directors by these shareholders is based on the respective retained percentages of their equity securities in according to the following schedules:


                      Warburg Pincus funds                                        Hellman & Friedman funds
        ----------------------------------------------               --------------------------------------------
          Percentage                    Minimum Number of               Percentage            Minimum Number of
          of Original                     Directors To                 of Original             Directors To Be
        Investment Held                   Be Nominated               Investment Held              Nominated
        ---------------                   ------------               ---------------         --------------------
            => 75%                              6                         =>60%                       3
         60% => x <75%                          5                     35% <= x <60%                   2
         45% <= x <60%                          4                     20% <= x <35%                   1
         30% <= x <45%                          3
         20% <= x <30%                          2
         10% <= x <20%                          1


     Committees of the Board. As long as at least one representative of the Warburg Pincus funds is on the board, each board committee will include at least one representative of the Warburg Pincus funds, and as long as at least one representative of the Hellman & Friedman funds is on the board, each board committee will include at least one representative of the Hellman & Friedman funds. The foregoing is subject to 4350(d)(2) of the rules of the National of Association of Securities Dealers Inc. (the "NASD"), which requiries three independent directors on the audit committee.

     Special Board Meetings. We agreed to use best efforts (1) to cause a special meeting of the board to be called upon the request of at least three directors and (2) to cause to be submitted, at the 2002 annual general meeting of our shareholders, a proposal to amend our bye-laws so that a special meeting of the board may be called by three directors or a majority of the total number of directors (whichever is fewer), in addition to the chairman of the board and the president of ACGL.

     Voting. The signatories to the shareholders agreement agreed to vote all of their voting shares in favor of the proposal to approve a grant of restricted shares to Mr. Clements and an option grant to Mr. Pasquesi to be submitted for approval at our next annual general meeting.

     Chairman. The Warburg Pincus funds and the Hellman & Friedman funds agreed to take all actions necessary to cause Robert Clements to be duly elected as chairman of our board of directors for so long as he is willing and able to serve.

     Certain Transactions. The Warburg Pincus funds and the Hellman & Friedman funds agreed that, for a period of two years after the closing, they will not, directly or indirectly, without the prior approval of a majority of directors who are not affiliated with either the Warburg Pincus funds or the Hellman & Friedman funds:

     o acquire securities or assets from us or any of our subsidiaries, except as specifically contemplated by the subscription agreements, the preference shares and the class A warrants;

     o engage in any "Rule 13e-3 transaction" (as such term is defined in Rule 13e-3(a)(3) under the Exchange Act) involving us; or

     o engage in any other transaction that would result in the compulsory acquisition of our common shares.

     We and the Warburg Pincus funds and the Hellman & Friedman funds have agreed to endeavor to include at all times two directors on our board who are not affiliated with either the Warburg Pincus funds or the Hellman & Friedman funds. The prior approval of a majority of such independent directors is required prior to any change to or elimination of these provisions.

     Registration Rights. The shareholders agreement also grants the investors registration rights described below.

     Demand Registration Rights. The Warburg Pincus funds and the Hellman & Friedman funds have the right to request registration of their shares under the Securities Act, at any time and on not more than five separate occasions, so long as the request covers common shares with a market value on the date of the request of at least $25.0 million.

     Piggy-Back Registration Rights. If at any time we propose to register any common shares under the Securities Act on our own behalf or on behalf of any of our shareholders (including pursuant to a demand registration as discussed above), we are required to give reasonably prompt written notice to each investor of our intention to do so and, upon request of any investor, but subject to limitations in some cases, include the investor's shares for registration.

     Registration Expenses. We agreed to bear all registration, filing and related fees (excluding underwriters' discounts or commissions) in connection with any registration and listing of any common shares pursuant the registration provisions described above.

     Indemnification; Contribution. We agreed to indemnify each investor and its officers, directors, employees and controlling persons, and each underwriter, its partners, officers, directors, employees and controlling persons, in any offering or sale of common shares, against certain liabilities in connection with these registered offerings. Each investor agreed to indemnify us and our officers, directors, employees and controlling persons, against certain liabilities in connection with these registered offerings. In the event that the indemnification provisions are unavailable, we and the investors agreed to contribute such amounts as are appropriate to reflect the relative fault of the parties.

     Tag-AlonglDrag-Along Rights. In the event that a Warburg Pincus fund, a Hellman & Friedman fund or a GE investor proposes to transfer preference shares, class A warrants or common shares issued upon conversion or exercise of such securities to a third party, and the net proceeds of such sale are reasonably expected to exceed $50.0 million, other investors may have rights under the shareholders agreement to "tag along" in such sale. The following tag-along rights are provided for in the shareholders agreement:

     o The GE investors have tag-along rights only if (1) a Warburg Pincus fund is the seller or (2) a Hellman & Friedman fund is the seller and the Warburg Pincus funds also exercise their rights to tag along in the sale.

     o Farallon has tag-along rights only if (1) a Hellman & Friedman fund is the seller or (2) a Warburg Pincus fund is the seller and the Hellman & Friedman funds also exercise their rights to tag along in the sale.

     o Trident II has tag-along rights in the event that a Warburg Pincus fund or a Hellman & Friedman fund is the seller.

     Any sale effected in the public markets (including by means of a "block trade" effected through any registered broker-dealer) or any distribution to partners of any partnership in which a Warburg Pincus fund or a Hellman & Friedman fund, or any of their respective affiliates, is the general partner will not give rise to any tag-along rights.

     In the event that a Warburg Pincus fund and/or a Hellman & Friedman fund proposes to transfer preference shares, class A warrants or common shares issued upon conversion or exercise of such securities representing either 51% of the votes then entitled to be cast in the election of directors, or 51% of our then outstanding common shares (taking into account common shares issuable upon conversion of preference shares) in a transaction, or in a series of related transactions, to a single person or group, the Warburg Pincus funds and the Hellman & Friedman funds have the right to require that Trident II participate in such transaction on a ratable basis.

     Restrictions on Dividends and Share Repurchases. We agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds, and the other holders of our preference shares, pro rata, on the basis of the amount of each of these shareholders' retained investment in the company at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to these shareholders (subject to the exception described under "-Subscription Agreement-Purchase Price Adjustments-Final Adjustments").

     Termination. The shareholders agreement terminates upon the earlier to occur of:

     o    November 20, 2011; or

     o mutual written agreement of us and the Warburg Pincus funds and the Hellman & Friedman funds.

Management Subscription

     In connection with the capital infusion, we entered into a management subscription agreement, pursuant to which certain members of management (or entities affiliated with them) agreed to purchase preference shares and class A warrants on the same economic terms as the Warburg Pincus funds and the Hellman & Friedman funds.

     On November 20, 2001, each of the persons or entities listed purchased preference shares and class A warrants for the amount opposite his or its names set forth in the table below:


     Name                                                                     Amount
     ----                                                                     ------

     SoundView Partners LP (an entity affiliated with Robert Clements)   $ 2,000,000
     Otter Capital LLC (an entity affiliated with John M. Pasquesi) ..     7,500,000
     Peter A. Appel ..................................................     1,000,000


                                      -11-

     Paul B. Ingrey ..................................................     2,000,000
     Dwight R. Evans .................................................       400,000
     Marc Grandisson .................................................       250,000
           Total .....................................................   $13,150,000

Certificate of Designations

     Set forth below is a summary of the material terms of the certificate of designations for our series A convertible preference shares.

     Dividends. The holders of preference shares are entitled to receive dividends along with holders of our common shares, on an as-converted basis. Dividends are payable on each outstanding preference share on an as-converted basis. No dividends may be paid or declared on or with respect to our common shares prior to the declaration and payment of a dividend on or with respect to the preference shares. Dividends on the preference shares are noncumulative.

     Ranking. The preference shares rank, with respect to dividends and upon liquidation, winding up or dissolution:

     o on a parity with those shares which, by the terms of our bye-laws or by such rights, preferences or limitations as fixed by the board of directors, are specifically entitled to share ratably with the preference shares, and

     o    senior to each other class or series of our shares.

The shareholders agreement between us and the holders of our preference shares includes a limitation on dividends on, and repurchases of, our common shares.

Conversion

     General. Each preference share is convertible at any time and from time to time at the option of the holder, initially, into one fully paid and nonassessable common share, subject to adjustment for certain events as described below under "-Adjustments." In connection with the conversion of any preference shares, no fractional shares will be issued. Instead, we will pay a cash amount for such fractional interest based on the current market price of the common shares.

     Mandatory Conversion. The preference shares will automatically convert into common shares 90 days following the consummation of the purchase price adjustment to be performed at the fourth anniversary of closing (described above under "The Capital Infusion--Purchase Price Adjustments").

     Adjustments. The number of common shares into which each preference share is convertible is subject to adjustment from time to time in the event of:

     o    share splits or combinations of our common shares;

     o the declaration and payment of dividends on the common shares in additional common shares;

     o the distribution of indebtedness, securities or assets to holders of our common shares;

     o transactions in which our common shares are exchanged (either for different securities of our company or securities of a different company); or

     o offerings of our common shares, or securities convertible into or exercisable for common shares, at a price below the market value for our common shares at the time of issuance, subject to exceptions.

     Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, or a reduction or decrease in our share capital resulting in a distribution of assets to the holders of any class or series of our shares, each holder of preference shares is entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference of $21.00 per preference share held by such holder, plus all accumulated and unpaid dividends, before any distribution is made on any common shares. If, in the event of our voluntary or involuntary liquidation, dissolution or winding up or a reduction or decrease in our share capital, the amounts payable with respect to preference shares and parity shares are not paid in full, the holders of preference shares and the parity shares share equally and ratably in any distribution of share assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

     Voting Rights. Each holder of preference shares is entitled to the number of votes equal to the number of whole common shares into which all of such holder's preference shares are convertible, with respect to all matters submitted for shareholder approval. Except as required by applicable Bermuda law or by the express terms of the preference shares, holders will vote together with holders of the common shares as a single class.

     The affirmative vote of the holders of at least a majority of the outstanding preference shares, voting with holders of shares of all other series of preference shares affected in the same way as a single class, is required to amend, repeal or change any provisions of the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the preference shares and any such securities affected in the same way. However, the creation, authorization or issuance of any other class or series of shares or the increase or decrease in the amount of authorized shares of any such class or series or of the preference shares, or any increase, decrease or change in the par value of any class or series of shares (including the preference shares) do not require the consent of the holders of the preference shares and are not deemed to affect adversely, alter or change the powers, preferences and special rights of the preference shares. With respect to any matter on which the holders are entitled to vote as a separate class, each preference share is entitled to one vote.

Class A Warrants

     Set forth below is a summary of the material terms of the class A warrants.

     General. Each class A warrant entities the holder to purchase one common share for $20.00. The exercise price is subject to adjustments as discussed in greater detail below under "--Anti-Dilution and Other Adjustments." The class A warrants will expire on September 19, 2002.

     Exercise of the Class A Warrants. Holders of the class A warrants may exercise their purchase rights under the class A warrants by making payment of the purchase price in cash or through a cashless exercise. Holders may effect a cashless exercise by (a) delivering common shares equivalent in value to the exercise price or (b) accepting a reduction in the number of common shares deliverable upon exercise of the class A warrant by an amount which would be equivalent in value to the exercise price. See "--Shareholders Agreement--Restrictions on Conversion/Exercise" for a description of the limitation on exercise of the class A warrants under the shareholders agreement.

     Anti-Dilution and Other Adjustments. The exercise price will be adjusted from time to time in order to prevent dilution. In addition, certain other adjustments will be made to the terms of the class A warrants upon extraordinary corporate events. Such anti-dilution and other adjustments include:

     o offerings of our common shares at a price below the market value of our common shares at the time of issuance will result in an adjustment to the exercise price under the class A warrants;

     o share splits or combinations of our common shares will result in an adjustment to the exercise price under the class A warrants;

     o a reorganization, reclassification, consolidation, merger or sale of assets may result in the substitution of other securities, cash or property upon exercise of the class A warrants; and

     o issuance of assets or debt securities or rights or warrants to purchase assets or securities by the company to its shareholders may result in an adjustment to the exercise price under the class A warrants.

     In addition, our board of directors may make such additional adjustments to the exercise price or other terms of the class A warrants in order to protect the rights of the holders of the class A warrants.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors of Arch Capital Group Ltd. ("ACGL") is currently comprised of nine members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Paul B. Ingrey, Kewsong Lee, David R. Tunnell and Robert F. Works, whose present terms expire this year, to serve as Class I Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board.

     Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

     Set forth below is information regarding the nominees for election:


        Name                                          Age     Position
        ----                                          ---     --------
        Paul B. Ingrey...........................     62      Chairman and Chief Executive Officer of Arch
                                                              Reinsurance Ltd. and Class I Director of ACGL
        Kewsong Lee..............................     36      Class I Director of ACGL
        David R. Tunnell.........................     31      Class I Director of ACGL
        Robert F. Works..........................     54      Class I Director of ACGL

     Paul B. Ingrey has served as a director of ACGL and as chief executive officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") since October 2001, and was elected chairman of Arch Re (Bermuda) in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and is currently on the Board of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John's University (formerly the College of Insurance).

     Kewsong Lee has served as a director of ACGL since November 2001. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. His present service as a director includes membership on the Boards of Knoll, Inc., Eagle Family Foods, Inc. and several privately held companies. He holds a B.A. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee was appointed, and is being nominated for election, to our Board of Directors pursuant to a shareholders agreement entered into in connection with the capital infusion. See "The Capital Infusion--Shareholders Agreement--Board Representation."

     David R. Tunnell has served as a director of Hellman & Friedman since 2001. Prior to joining Hellman & Friedman in 1994, Mr.

Tunnell was employed by Lazard Freres & Co. in New York from 1992 to 1994. Mr. Tunnell currently serves as a director of Blackbaud, Inc. and Eastern Sea Laem Chabang Terminal Co., Ltd. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School.

     Robert F. Works has been a Director of ACGL since June 1999. Mr. Works was a Managing Director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary.

Required Vote

     A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class I Directors of ACGL.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

Continuing Directors and Executive Officers

     The following individuals are our continuing directors and executive officers:


                                                                                                     Term
Name                                     Age   Position                                              Expires*
----                                     ---   --------                                              -------
Robert Clements.....................     69    Chairman and Class III Director of ACGL               2004
Peter A. Appel......................     40    President, Chief Executive Officer and Class II
                                               Director of ACGL                                      2003
Constantine Iordanou................     52    President and Chief Executive Officer of Arch
                                               Capital Group (U.S.) Inc. and Class II Director of    2003
                                               ACGL
John D. Vollaro.....................     57    Executive Vice President and Chief Financial Officer
                                               of ACGL                                               --
Wolfe "Bill" H. Bragin..............     57    Class III Director of ACGL                            2004
John L. Bunce, Jr...................     43    Class III Director of ACGL                            2004
Robert Glanville....................     35    Class III Director of ACGL                            2004
James J. Meenaghan..................     63    Class II Director of ACGL                             2003
John M. Pasquesi....................     42    Executive Vice Chairman and Class II Director of ACGL
                                                                                                     2003
Dwight R. Evans                          49    President of Arch Re (Bermuda)                        --
Debra M. O'Connor...................     42    Senior Vice President, Controller and Treasurer       --
Louis T. Petrillo...................     36    Senior Vice President, General Counsel and
                                               Secretary                                             --

----------------------
*    Indicates expiration of term as a director of the Company.

     Robert Clements was elected chairman and director of ACGL at the time of our formation in March 1995, and continues to serve in that capacity. From March 1996 to February 2001, he was an advisor to MMC Capital, with whom he served as chairman and chief executive officer from January 1994 to March 1996. Prior thereto, he served as president of Marsh & McLennan Companies, Inc. since 1992, having been vice chairman during 1991. He was chairman of J&H Marsh & McLennan, Incorporated (formerly Marsh & McLennan, Incorporated), a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements was a director of XL Capital from 1986 to 2002 and was formerly a director of Annuity and Life Re (Holdings), Ltd. and Stockton Reinsurance Limited and ACE Ltd. He is chairman emeritus of the Board of overseers of the School of Risk Management, Insurance and Actuarial Science of St. John's University and a member of Rand Corp. President's Council. He holds a B.A. degree from Dartmouth College.

     Peter A. Appel has been president and chief executive officer of ACGL since May 5, 2000 and a director of ACGL since November 1999. He was executive vice president and chief operating officer of ACGL from November 1999 to May 5, 2000, and general counsel and secretary of ACGL from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of ACGL from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher, where he was a partner from January 1995. Mr. Appel is currently a member of the Board of overseers and a member of the executive committee of the School of Risk Management, Insurance and Actuarial Science of St. John's University. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

     Constantine Iordanou has served as a director of ACGL and as chief executive officer of Arch Capital Group (U.S.) Inc. since January 1, 2002. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. He holds an aerospace engineering degree from New York University.

     John D. Vollaro has been executive vice president and chief financial officer of ACGL since January 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

     Wolfe "Bill" H. Bragin has served as Vice President of GE Asset Management since 1985 and also currently serves as Managing Director. Mr. Bragin has been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management's Private Placement Group, specializing in private equity investments. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration.

     John L. (Jack) Bunce, Jr. has served as director of ACGL since November 2001. Mr. Bunce has served as a managing director at Hellman & Friedman since 1988. Before joining Hellman & Friedman, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the Mergers & Acquisitions and

Corporate Finance Departments of Lehman Brothers Kuhn Loeb. He is currently also a director of Digitas, Inc., National Information Consortium, Inc., and Western Wireless Corporation. He has also served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School. Mr. Bunce was appointed to our Board of Directors pursuant to our shareholders agreement. See "The Capital Infusion--Shareholders Agreement--Board Representation."

     Robert Glanville has been a Vice President of Warburg Pincus LLC since January 2000 and has been employed by Warburg Pincus since January 1999. From April 1997 through December 1998, Mr. Glanville served as Chief Financial Officer of the APP Group (Prague, Czech Republic), a Warburg Pincus portfolio company focused on information technology and systems integration. He was founder and managing partner of F.A. Services, LLC, a boutique financial advisory firm that raised capital for businesses in Central and Eastern Europe, from 1993 to 1997, and was employed by Morgan Stanley & Co from 1988 to 1992. He is a director of several privately-held financial services companies. He holds a B.A. degree from Princeton University.

     James J. Meenaghan has been a director of the Company since October 2001. From October 1986 to 1993, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as President and Chief Executive Officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including President and Chief Operating Officer and Vice Chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University.

     John M. Pasquesi has been our executive vice chairman and a director since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm founded by him in January 2001. Prior to January 2001, Mr. Pasquesi was a managing director of Hellman & Friedman LLC since 1988. He holds an A.B. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business.

     Dwight R. Evans has served as president of Arch Re (Bermuda) since October 2001. From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance Company and as a reinsurance underwriter at Prudential Reinsurance Company (now Everest Re Company). He holds a B.A. degree from Ohio University.

     Debra M. O'Connor has been senior vice president, controller and treasurer of ACGL since June 2000. From 1995 to June 9, 2000, Ms. O'Connor was senior vice president and controller of Arch Re (US). From 1986 until 1995, Ms. O'Connor served at NAC Re Corp. in various capacities, including vice president and controller. Prior to that, Ms. O'Connor was employed by General Re Corp. and the accounting firm of Coopers & Lybrand. Ms. O'Connor is a certified public accountant. She holds a B.S. degree from Manhattan College.

     Louis T. Petrillo has been senior vice president, general counsel and secretary of ACGL since May 2000. From 1996 until May 5, 2000, Mr. Petrillo was vice president and associate general counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

Board of Directors Composition

     Pursuant to the shareholders agreement entered into in connection with the capital infusion in November 2001, we have agreed to restrictions on the composition of our Board of Directors. Pursuant to this agree-ment, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their preference shares purchased in November 2001. Currently, our Board consists of 12 members, including three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and Hellman & Friedman funds retain at least 60% of their original investment, these shareholders together will be entitled to nominate a majority of directors to our Board.

     Messrs. Bragin, Glanville and Lee are the designees of the Warburg Pincus funds, and Messrs. Tunnell and Bunce are the designees of the Hellman & Friedman funds.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common shares. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2001.

Board of Directors' Meetings and Committees

     The Board of Directors met six times and took action by unanimous written consent five times during 2001. The Board of Directors has established standing audit, compensation, executive, finance and investment, and nominating committees. Each director attended 75% or more of all meetings of the Board and any committees on which the director served during fiscal year 2001. As long as at least one representative of the Warburg Pincus funds is on the Board of Directors, each board committee will include at least one representative of the Warburg Pincus funds, and as long as at least one representative of the Hellman & Friedman funds is on the Board, each board committee will include at least one representative of the Hellman & Friedman funds. The foregoing is subject to 4350(d)(2) of the rules of the National Association of Securities Dealers Inc. (the "NASD"), which requires three independent directors on the audit committee.

     Audit Committee

     The audit committee of the Board of Directors assists the Board in overseeing management and the independent auditors in fulfilling their responsibilities in the financial reporting process of ACGL. The audit committee reviews with management and the independent auditors the proposed overall scope of ACGL's annual audit, the adequacy and integrity of ACGL's system of internal controls, and the Company's audited financial statements and related disclosures. Each year, the audit committee recommends to the Board an independent auditor to audit the financial statements of ACGL. The audit committee currently consists of James J. Meenaghan (chairman), Kewsong Lee and Robert F. Works. The audit committee met five times during 2001.

     Immediately following the capital infusion in November 2001, the audit committee consisted of Messrs. Meenaghan, Works and Michael P. Esposito. In March 2002, Mr. Esposito resigned from the Board of Directors. Immediately following Mr. Esposito's resignation, the Board of Directors consisted of nine persons: three were employees of ACGL or one of its subsidiaries; two were independent (Messrs. Meenaghan and Works, who were already members of the audit committee); two had received compensation (in addition to compensation for Board service) in excess of $60,000 in 2001 (Messrs. Clements and Pasquesi) and therefore would not qualify as independent directors under the Nasdaq rules; and two were employees of shareholders who may have been viewed as, and after certain shareholder and regulatory approvals would be, affiliates of ACGL, but otherwise met the requirements of an independent director (Messrs. Bunce and Lee).

     The Board therefore determined to appoint Mr. Lee, who serves on the Board as a representative of the Warburg Pincus funds under the shareholders agreement entered into in connection with the capital infusion, to the audit committee. 4350(d)(2)(B) of the rules of the NASD provides that one director who is not independent as defined in Rule 4200 and is not a current employee or an immediate family member of such employee, may be appointed to the audit committee, if the board determines that membership on the committee by the individual is required by the best interests of the corporation and its shareholders. The Board viewed the interests of the Warburg Pincus funds with respect to the purposes and function of the audit committee as generally aligned with those of the other shareholders of ACGL. The Board noted that purchase price adjustments under the subscription agreement with the investors are subject to the approval of the transaction committee of the Board, as described below. In view of the foregoing, the Board determined that exceptional and limited circumstances exist to warrant the appointment of Mr. Lee to the audit committee.

     Compensation Committee

     The compensation committee of the Board of Directors approves the compensation of our senior executives, reviews the general compensation policies and practices followed by us and our subsidiaries and administers our benefit plans. The compensation committee is required to report to the Board of Directors at least annually and whenever the Board may require. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. The compensation committee met three times during 2001.

     Executive Committee

     The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee reports periodically to the Board of Directors as to actions it has taken. The executive committee currently consists of Robert Clements (chairman), John L. Bunce, Jr. and Kewsong Lee. The executive committee did not meet during 2001.

     Finance and Investment Committee

     The finance and investment committee of the Board of Directors establishes and recommends the ACGL's investment policies and reviews ACGL's capital management practices and overall investment policy performance. The finance and investment committee currently consists of John M. Pasquesi (chairman), Peter A. Appel, John L. Bunce, Jr. and Kewsong Lee. The finance and investment committee, which was established in December 2001, did not meet during 2001.

     Nominating Committee

     The nominating committee of the Board of Directors is responsible for recommending to the Board candidates for nomination to the Board. The nominating committee will consider nominations for directors from shareholders to the extent the nominations are made in accordance with our bye-laws, as described under "Shareholder Proposals for the 2003 Annual General Meeting." The nominating committee consists of the non-employee members of our Board of Directors, including Robert Clements (chairman), Wolfe "Bill" H. Bragin, John L. Bunce, Jr., Robert Glanville, Kewsong Lee, James J. Meenaghan David R. Tunnell, and Robert F. Works. The nominating committee, which was established in March 2002, did not meet during 2001.

     Transaction Committee

     The transaction committee of the Board of Directors was formed under the subscription agreement entered into in connection with the capital infusion in November 2001. Until the date of the final determination of the purchase price adjustment at the fourth anniversary of closing of the capital infusion (i.e., November 20, 2005), approval of the following actions by the transaction committee is deemed to be approval by the entire Board:

     o an amendment, modification or waiver of rights by ACGL under the agreements relating to the capital infusion, including the subscription agreement, the certificate of designation for the preference shares, the class A warrants or the shareholders agreement;

     o the enforcement of obligations of the investors under the above agreements; or

     o    approval of actions relating to the disposition of non-core assets.

     The transaction committee consists of persons who either (1) were members of our Board of Directors on October 22, 2001 and/or (2) were designated as members of the transaction committee by a person who was a member of our Board on October 22, 2001. The transaction committee currently consists of Robert Clements, Peter A. Appel, James J. Meenaghan and Robert F. Works. The transaction committee met one time during 2001.

Report of the Audit Committee of the Board of Directors

     The primary purpose of the audit committee of our Board of Directors is to assist the Board in overseeing management and the independent auditors in fulfilling their responsibilities in the financial reporting process of ACGL. The audit committee operates under a charter of responsibilities which is included as Appendix A of this proxy statement.

     It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.

     The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of ACGL's Annual Report on Form 10-K for the year ended December 31, 2001 with management of ACGL and PricewaterhouseCoopers, independent auditors for ACGL.

     The audit committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, which includes, among other items, matters relating to the conduct of an audit of ACGL's financial statements.

     The audit committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers their independence from ACGL.

     Based on the review and discussions with management of ACGL and PricewaterhouseCoopers referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has rec-ommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and subsidiaries for the year ended December 31, 2001 in ACGL's Annual Report on Form 10-K for the year ended December 31, 2001.

                                         AUDIT COMMITTEE
                                         James J. Meenaghan (Chairman)
                                         Kewsong Lee
                                         Robert F. Works

Compensation Committee Interlocks and Insider Participation

     The compensation committee of our Board of Directors currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James Meenaghan and Robert Works. None of the members of the committees are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any Board of Directors or compensation committee of any entity (other than ACGL) with which any member of our Board serves as an executive officer.

Summary Compensation Table

     The following table sets forth information regarding compensation paid to our executive officers for services rendered during fiscal years 2001, 2000 and 1999.


                                                                                  Long Term Compensation
                                                                            -----------------------------------
                                               Annual Compensation                  Awards            Payouts
                                       -----------------------------------  -----------------------  ----------
                                                                            Restricted
                                                                 Other        Share      Securities                All Other
                                                                 Annual      Award(s)    Underlying  LTIP         Compensation
Name and Principal Position    Year    Salary($)   Bonus($)   Compensation    ($)(1)     Options     Payouts         ($)(2)
                                                                  ($)                       (#)         ($)
---------------------------    ----    ---------   --------   ------------    ------     -------     -------      --------------
Peter A. Appel............     2001     375,000           --        --       750,000       422,407       --         50,841
President, Chief               2000     375,000      500,000        --       756,250       100,000       --         49,711(5)
Executive
Officer and a Director         1999     375,000      250,000        --            --            --       --         51,339
of

ACGL

Paul B. Ingrey............     2001     143,200           --        --      7,366,778      422,407       --             --
Chairman and Chief
Executive Officer of
Arch Re (Bermuda) and a
Director of ACGL(3)

Dwight R. Evans...........     2001      95,500           --        --       872,000       100,000       --             --
President of Arch Re
(Bermuda)(3)

Debra M. O'Connor.........     2001     188,300      175,000        --            --        20,000       --         21,170
Senior Vice President,         2000     170,000      118,000        --            --        10,000       --         19,800(5)
Controller and
Treasurer(4)

Louis T. Petrillo.........     2001     206,200      400,000        --        75,000        50,000       --         21,116
Senior Vice President,         2000     174,000      120,000        --            --        10,000       --         19,932(5)
General Counsel and
Secretary(4)



----------

(1) The value of each restricted share award is based upon the closing price of the common shares as reported on the Nasdaq National Market as of the grant date of such award. As of December 31, 2001, 422,407 unvested restricted shares, with a value of $10,876,980, were held by Mr. Ingrey. Subject to the applicable award agreement, such restricted shares will vest on October 23, 2004. An aggregate of 145,000 re-
     stricted shares vested to the named executive officers from 1996 through 2001. During the vesting period, cash dividends (if any) would be paid on outstanding shares of restricted stock. Stock dividends issued with respect to such shares (if any) would be subject to the same restrictions and other terms and conditions that apply to restricted shares with respect to which such dividends are issued.

(2) Includes: (1) matching contributions under an employee 401(k) plan in the amounts of (A) $7,650, $6,310 and $7,200 to Mr. Appel for 2001, 2000 and
     1999, respectively; (B) $7,650 and $6,070 to Ms. O'Connor for 2001 and 2000, respectively; and (C) $7,650 and $6,310 to Mr. Petrillo for 2001 and 2000, respectively; (2) pension contributions under a money purchase pension plan in the amounts of (A) $12,980, $13,190 and $12,370 to Mr. Appel for 2001, 2000 and 1999, respectively; and (B) $12,980 and $13,190 to each of Ms. O'Connor and Mr. Petrillo, respectively, for 2001 and 2000; (3) contributions to Mr. Appel under an executive supplemental non-qualified savings and retirement plan in the amounts $29,725, $29,725 and $31,175 for 2001, 2000 and 1999, respectively; and (4) term life insurance premiums in the amounts of (A) $486, $486 and $594 to Mr. Appel for 2001, 2000 and 1999, respectively; (B) $540 to Ms. O'Connor for 2001 and 2000; and (C) $486 and $432 to Mr. Petrillo for 2001 and 2000, respectively.

(3) Mr. Evans was appointed president of Arch Re (Bermuda), and Mr. Ingrey was appointed to the Board of Directors of ACGL and as chief executive officer of Arch Re (Bermuda) on October 23, 2001. See "--Employment Arrangements" below for a description of their respective employment arrangements.

(4) On June 9, 2000, Ms. O'Connor, formerly senior vice president and controller of our reinsurance subsidiary, became our senior vice president, controller and treasurer. On May 5, 2000, Mr. Petrillo, formerly vice president and associate general counsel of our reinsurance subsidiary, became our senior vice president, general counsel and secretary.

(5) See "--Change in Control Arrangements" for a description of certain payments made upon the closing of the sale of our prior reinsurance operations in May 2000.

     The following table provides information regarding grants of stock options made during fiscal year 2001 to each of the named executive officers.

Option Grants in Last Fiscal Year


                                                                                              Potential Realizable Value at
                                                                                                 Assumed Annual Rates of
                                                                                               Stock Price Appreciation For
                                                        Individual Grants                             Option Term(3)
                                         --------------------------------------------------    ---------------------------
                                        Number of    % of Total
                                       Securities      Options
                                       Underlying    Granted to    Exercise or
                                         Options    Employees in   Base Price
                                         Granted       Fiscal                    Expiration
                Name                     (#)(1)        Year(2)       ($/Sh)         Date           5%              10%
-----------------------------------      -------        -----         ------    ------------   ----------      -----------
Peter A. Appel.....................      422,407        22.1%         $20.00    10/23/11       $5,312,990      $13,464,159
Paul B. Ingrey.....................      422,407        22.1%          20.00    10/23/11        5,312,990       13,464,159
Dwight R. Evans....................      100,000         5.2%          20.00    10/23/11        1,257,789        3,187,485
Debra M. O'Connor..................       10,000         0.5%          20.00    10/23/11          125,779          318,748
                                          10,000         0.5%          15.00    01/30/11           82,699          203,692
Louis T. Petrillo..................       40,000         2.1%          20.00    10/23/11          503,116        1,274,994
                                          10,000         0.5%          15.00    01/30/11           82,699          203,692


----------

(1) The terms for the options, including vesting schedules, are described below under the caption "--Incentive Compensation for Management and Directors."

(2) Pursuant to applicable SEC rules, percentages listed are based on options to purchase a total of 1,915,690 common shares granted to employees during fiscal year 2001.

(3) Potential realizable value is calculated based on an assumption that the fair market value of our common shares appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term. The 5% and 10% assumed rates are mandated by the SEC for purposes of calculating realizable value and do not represent our estimates or projections of future share prices.

     The following table provides information regarding the number and value of options held by each of our named executive officers as of December 31, 2001. No options were exercised by any executive officer during 2001.

Aggregated 2001 Fiscal Year-End Option Values


                                                    Number of Securities
                                                   Underlying Unexercised              Value of Unexercised In-the-
                                                         Options at                          Money Options at
                                                      December 31, 2001                    December 31, 2001(1)
                                               -------------------------------        -------------------------------
         Name                                  Exercisable       Unexercisable        Exercisable       Unexercisable
----------------------                         -----------       -------------        -----------       -------------
Peter A. Appel..........................         315,800            372,407           $2,103,556          $2,141,340
Paul B. Ingrey..........................         140,802            281,605              809,613           1,619,229
Dwight R. Evans.........................          33,333             66,667              191,665             383,335
Debra M. O'Connor.......................          57,332              6,668              354,203              38,341
Louis T. Petrillo.......................          61,126             26,674              396,170             153,376


----------

(1) For purposes of the above table, options are "in-the-money" if the market price of the common shares on December 31, 2001 (i.e., $25.75) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the common shares subject to the options on December 31, 2001 and the aggregate exercise price of such options.

     The following table sets forth the equity compensation plan information for the Company as of December 31, 2001.

Equity Compensation Plan Information



                                                                                          Number of securities
                                                                                         remaining available for
                              Number of Securities to be   Weighted-average exercise      future issuance under
                                issued upon exercise of       price of outstanding      equity compensation plans
                                 outstanding options,        options, warrants and        (excluding securities
                                  warrants and rights                rights             reflected in column (a))
       Plan Category                      (a)                         (b)                           (c)

 -------------------------    --------------------------   -------------------------      ---------------------

 Equity compensation plans             2,044,485                     $19.67                    10,113 (2)
approved by se-



                                      -24-

      curity holders
 Equity compensation plans             1,257,880                     $21.38                    2,847,213 (2)
  not approved by security
        holders (1)
           Total                       3,302,365                      --                        2,857,326

-----------


(1) Includes options issued under the 2001 Long Term Incentive Plan for New Employees, which is described in Note 10 of our Annual Report on Form 10-K for the year ended December 31, 2001 and is incorporated herein by reference.

(2)  Excludes restricted stock issued under the plans.

Employment Arrangements

     New Management

     Simultaneously with the execution of the documents relating to the capital infusion in October 2001, Arch Re (Bermuda) appointed a new management team, consisting of Paul B. Ingrey and Dwight R. Evans. In addition, we appointed John
M. Pasquesi as our executive vice chairman. We also appointed Constantine Iordanou as chief executive officer of Arch Capital Group (U.S.) Inc. We further appointed John D. Vollaro as our executive vice president and chief financial officer. Set forth below is a summary of the material terms of the employment, restricted share and option agreements with each of Messrs. Ingrey, Evans, Pasquesi, Iordanou and Vollaro.

     Paul B. Ingrey and Dwight R. Evans

     Mr. Ingrey has been appointed to our Board of Directors and as chief executive officer of Arch Re (Bermuda). His employment agreement provides for an annual base salary of $750,000.

     Mr. Evans has been appointed president of Arch Re (Bermuda). His employment agreement provides for an annual base salary of $500,000.

     The annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Messrs. Ingrey and Evans are eligible to receive annual cash bonuses and stock-based awards at the discretion of our Board and to participate in our employee benefit programs. The initial term of each employment agreement ends on October 23, 2004, but we or the executive may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or the executive gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Ingrey or Mr. Evans is terminated without cause or for good reason before October 23, 2004, he will be entitled to receive an amount equal to his annual base salary.

     Each of Messrs. Ingrey and Evans agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of the Company or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The noncompetition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the noncompetition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Each of Messrs. Ingrey and Evans also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with the Company or induce any customer to cease doing business with us.

     On October 23, 2001, as inducements essential to their entering into employment agreements, we granted Messrs. Ingrey and Evans restricted shares and options under our incentive plan as set forth in the table below.

Name                                           Options     Restricted Shares
----                                           -------     -----------------
Paul B. Ingrey..........................        422,407         422,407
Dwight R. Evans.........................        100,000          50,000

     The options are exercisable at $20.00 per share and expire on October 23, 2011. For each of Messrs. Ingrey and Evans, one-third of his options vested and became exercisable at the closing of the capital infusion, one-third will become exercisable on October 23, 2002 and the remaining one-third will become exercisable on October 23, 2003. If we terminate Mr. Evans without cause, his options will remain exercisable (to the extent then exercisable) for 90 days following termination of employment (but not beyond the term of the option). In the event that Mr. Evans ceases to be an employee due to death or permanent disability, all of his options will vest in full and remain exercisable for the remainder of the term of the option.

     In the event that Mr. Ingrey's employment terminates due to his death or permanent disability, all of his options shall immediately vest and become exercisable. In the event that Mr. Ingrey is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause or he resigns for good reason, Mr. Ingrey's options will vest according to the schedule in the preceding paragraph and have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Ingrey will remain exercisable for a period of 90 days from termination. To the extent that any of Mr. Ingrey's options have not vested at the time of his termination, the options will be forfeited.

     The restricted shares will vest on October 23, 2004 for Messrs. Ingrey and Evans. If Mr. Evans is terminated due to his death or permanent disability, the restricted shares granted to him will vest based upon the following schedule:

                                                          Vested Amount
                                                               Upon
Date of Termination                                        Termination
-------------------                                        -----------
Prior to first anniversary of grant date.............     1/3 of shares
Prior to second anniversary of grant date, but
   after first anniversary of grant date.............     2/3 of shares
After second anniversary of grant date...............     All shares

     Any unvested shares held by Mr. Evans will be forfeited if he otherwise terminates his service with us. Further, in the event that Mr. Evans is terminated within two years after a change of control without cause or due to permanent disability or he terminates his employment for good reason, all of his restricted shares will vest immediately upon such termination.

     In the event that Mr. Ingrey's employment terminates due to his death or permanent disability or his employment is terminated by us without cause or he resigns for good reason, all of his restricted shares will immediately vest. In the event that Mr. Ingrey's employment is terminated by us without cause or he resigns for good reason, his restricted shares will become fully transferable pursuant to the normal vesting schedule (except that, following such termination, he may sell an amount of shares to fund any income and employment taxes relating to the award). In the event of termination for any other reason, all restricted shares held by Mr. Ingrey will be forfeited.

     John M. Pasquesi

     Mr. Pasquesi has been appointed our executive vice chairman. Mr. Pasquesi's employment agreement provides for an annual base salary of $30,000. The term of the employment agreement ends on October 24, 2003, but we or Mr. Pasquesi may terminate his employment at any time. The agreement provides that if Mr. Pasquesi's employment is terminated without cause or for good reason before October 24, 2003, he will be entitled to receive an amount equal to six months of his monthly base salary, reduced by amounts he receives from other employment or self employment during such period. As one of our executive officers, he is not entitled to any additional compensation for his service as a director. Mr. Pasquesi agreed that he will not, for a period of two years following termination of employment, induce or attempt to induce any of our employees to leave his or her position with us.

     On October 23, 2001, as an inducement essential to his entering into the employment agreement, we granted Mr. Pasquesi options under our incentive plan to purchase 375,473 common shares at an exercise price of $20.00 per share. These options will vest on October 23, 2003 and expire on October 23, 2011. If Mr. Pasquesi's employment is terminated without cause or for good reason or due to his death or permanent disability, these options will vest and be exercisable for the remainder of the option period. If he terminates his employment without good reason or his employment is terminated by us with cause, his unvested options will be forfeited, and his vested options, to the extent then exercisable, may be exercised for the remainder of the option period.

     In addition, on October 23, 2001, in consideration for his providing structuring and advisory services to us in connection with the capital infusion, we granted Mr. Pasquesi options to purchase 750,946 common shares at an exercise price of $20.00 per share. These options vested upon grant and expire on October 23, 2011. This grant of options to purchase 750,946 common shares will be rescinded if it is not approved by our shareholders prior to October 23, 2002. We are seeking shareholder approval of this grant at this annual general meeting.

     Constantine Iordanou

     In January 2002, Mr. Iordanou was appointed to our Board of Directors and as chief executive officer of Arch Capital Group (U.S.) Inc. As chief executive officer of Arch Capital Group (U.S.) Inc., Mr. Iordanou is responsible for the general management and oversight of the U.S. insurance operations of Arch Capital Group (U.S.) Inc. and its affiliates.

     His employment agreement provides for an annual base salary of $1,000,000. His base salary is subject to review annually for increase at the discretion of the Board. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time and to participate in our employee benefit programs. The target rate for the annual cash bonus is 100% of his annual base salary.

     The initial term of Mr. Iordanou's employment agreement ends on January 1, 2007, but we or Mr. Iordanou may terminate his employment at any time. The agreement provides that it will be automatically ex-tended for successive one-year periods after the initial five-year term unless either we or Mr. Iordanou gives at least 12 months notice of the intention not to renew.

     The agreement provides that if Mr. Iordanou's employment is terminated by his death, he will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum. His agreement also provides that if his employment is terminated by permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board, and an amount equal to 40% of his base salary payable in monthly installments during the period of his disability extending through the time period provided for in the Company's disability plan. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable over an 18-month period in equal monthly installments. Mr. Iordanou's major medical insurance coverage benefits pursuant to his employment agreement shall continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou's employment is terminated by the Company for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.

     Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of the Company or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving benefits under the Company's major medical insurance coverage. Further, Mr. Iordanou has agreed to extend the non-competition period for a period of 18 months in the event of termination due to the expiration of the five-year term of his agreement if he is paid an amount equal to two times his base salary and annual target bonus (payable in equal monthly installments over that period) and he remains covered by the Company's major medical insurance plan. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with the Company or induce any customer to cease doing business with us.

     As inducements essential to his entering into his employment agreement, as of January 1, 2002, we granted Mr. Iordanou, under our incentive plan, 106,383 restricted shares as a signing bonus, 325,000 additional restricted shares and options to purchase 425,000 common shares at an exercise price equal to $23.50 per share.

     Mr. Iordanou's options expire on January 1, 2012. One-third of his options vested and became exercisable on the date of grant; one-third will become exercisable on January 1, 2003; and the remaining one-third will become exercisable on January 1, 2004. In the event that his employment terminates due to his death or permanent disability, all of Mr. Iordanou's options shall immediately vest and become exercisable. In the event that Mr. Iordanou is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause or he resigns for good reason, Mr. Iordanou's options will vest according to the schedule described above and have a remaining term of three years following termination. In the event of termination for any other reason, all vested options held by Mr. Iordanou will remain exercisable for a period of 90 days from termination. To the extent that any of Mr. Iordanou's options have not vested at the time of his termination, the options will be forfeited.

     The restricted shares Mr. Iordanou received as a signing bonus will vest on December 31, 2002, and the remainder of his restricted shares will vest on December 31, 2006. In the event that his employment terminates due to his death or permanent disability or his employment is terminated by the Company without cause or he resigns for good reason, all of his restricted shares will immediately vest. In the case of termination by the Company without cause or resignation for good reason, however, the newly vested shares may not be transferred (1) in the case of restricted shares granted as a signing bonus, until December 31, 2002 and (2) in the case of all other restricted shares, until December 31, 2006 (except that, following such termination, he may sell an amount of shares to fund any income and employment taxes relating to the award). In the event of termination for any other reason, all restricted shares held by Mr. Iordanou will be forfeited.

     John D. Vollaro

     Mr. Vollaro has been appointed as our executive vice president and chief financial officer. Mr. Vollaro's employment agreement provides for an annual base salary of $400,000. Mr. Vollaro is eligible to participate in an annual bonus plan on terms established from time to time by our Board and to participate in our employee benefit programs. The target rate for the annual bonus is 100% of his annual base salary.

     The term of his employment agreement ends on January 18, 2005, but we or Mr. Vollaro may terminate his employment at any time. The agreement provides that it will be automatically extended for successive one-year periods after the initial three-year term unless either we or Mr. Vollaro gives at least 60 days notice of the intention not to renew.

     The agreement provides that if Mr. Vollaro's employment is terminated without cause or for good reason before January 18, 2005, he will be entitled to receive an amount equal to the greater of (1) 18 months of his base salary and
(2) the total remaining base salary which would have been paid for the remainder of his employment term (payable in equal monthly installments commencing on the first month anniversary of the date of termination). The agreement also provides that if Mr. Vollaro's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he will be entitled to receive solely his base salary through the date of termination. The agreement further provides that if Mr. Vollaro's employment is terminated by reason of death or permanent disability, he will also be entitled to receive his annual bonus prorated through the date of termination, provided that such bonus will not be less than the average annual bonus received for the preceding three years; and, if he has not received bonuses for three years, he will receive a prorated portion of the average of the bonuses received, if any, but not less than a prorated portion of 90% of his base salary.

     Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving his severance payments and benefits under our major medical insurance coverage. Further, Mr. Vollaro has agreed to a non-competition period of two years if his termination results from notice of the intent not to renew the agreement by us or Mr. Vollaro, and we agree in writing to pay him the sum of his annual base salary and target annual bonus for such period, payable in monthly installments over such period. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

     As inducements essential to his entering into his employment agreement, on January 18, 2002 we granted Mr. Vollaro, under our incentive plan, 50,000 restricted shares and options to purchase 85,000 common shares at an exercise price of $25.30 per share.

     Mr. Vollaro's options expire on January 18, 2012. One-third of his options vested and became exercisable on the date of grant; one-third will become exercisable on January 18, 2003; and the remaining one-third will become exercisable on January 18, 2004. In the event that his employment terminates due to his death or permanent disability, all of Mr. Vollaro's options will immediately vest and become exercisable. In the event that Mr. Vollaro is terminated for cause, all of his options will cease to be exercisable and will be immediately forfeited. In the event of termination for any other reason, all vested options held by Mr. Vollaro will remain exercisable for a period of 90 days from termination. To the extent that any of Mr. Vollaro's options have not vested at the time of his termination, the options will be forfeited.

     Mr. Vollaro's restricted shares will vest on January 18, 2007. In the event that his employment terminates due to his death or permanent disability or his employment is terminated by the Company without cause or he resigns for good reason, or if his employment terminates due to written notice by us of the intent not to extend his employment contract, a pro rata number of restricted shares subject to the award will vest in full on the date of termination, determined by multiplying the total number of restricted shares subject to the award by a fraction, the numerator of which is the number of months or part of a month elapsed since January 18, 2002 and the denominator of which is 60. In the case of termination by us without cause or resignation by Mr. Vollaro for good reason, however, the newly vested shares may not be transferred until January 18, 2007 (except that, following such termination, he may sell an amount of shares to fund any income and employment taxes relating to the award). In the event of termination for any other reason, all restricted shares held by Mr. Vollaro will be forfeited. In the event that, within two years following a change of control of ACGL, Mr. Vollaro's employment terminates due to his death or permanent disability or his employment is terminated by us without cause or he resigns for good reason, all of his restricted shares will immediately vest.

     Incentive Compensation for Management and Directors

     Also simultaneously with the execution of the documents relating to the capital infusion in October 2001, certain directors and members of management were granted stock-based awards under our existing incentive compensation plans or otherwise, as described below.

     Robert Clements. Mr. Clements, our chairman, was granted a total of 1,689,629 restricted shares. Of this total, 1,668,157 restricted shares were granted on October 23, 2001 and 21,472 restricted shares were granted on November 19, 2001. The restricted shares will vest in five equal annual installments commencing on October 23, 2002. However, if Mr. Clements' service as chairman is terminated by us or is not continued by us for any reason, or his service terminates due to his death or permanent disability, the restricted shares will vest in full upon such termination of service. Any unvested shares will be forfeited if Mr. Clements otherwise terminates his service with us. In addition, Mr. Clements has agreed that, in the event his service is terminated by us prior to the fifth anniversary of the date of grant, he will not compete with us during the period ending on the later of such fifth anniversary or one year following such termination of service. These grants to Mr. Clements will be rescinded if they are not approved by our shareholders prior to October 23, 2002. We are seeking shareholder approval of these grants to Mr. Clements at this annual general meeting.

     In connection with these transactions, we entered into a retention agreement with Mr. Clements, which replaced our existing retention and change in control agreement with Mr. Clements. Under the retention agreement, he will continue to receive compensation at an annual rate equal to one-half of the salary of ACGL's chief executive officer, payable in restricted shares that vest on January 1 of the following year. For 2001, under this formula, he received 7,282 restricted shares ($187,500 divided by $25.75, the closing market price of our common shares on January 1, 2001), which will vest on January 1, 2002. Mr. Clements will continue to be eligible to receive a cash bonus at the discretion of the compensation committee. If Mr. Clements's service as chairman of our Board is terminated for any reason, he will be entitled to receive an amount equal to a prorated portion of his compensation for that year. In addition, a subsidiary of ACGL has agreed to make a loan of $13,530,000 to

Mr. Clements, which will be used to pay income and self employment taxes, payable in April 2002, on the restricted shares granted to him on October 23, 2001. The loan will bear interest at the applicable federal rate and mature on the fifth anniversary of borrowing and will be secured by the restricted shares granted to Mr. Clements on October 23, 2001. If we terminate Mr. Clements' service as chairman of the Board for cause, the loan will become immediately payable. Mr. Clements will receive additional compensation in cash in an amount sufficient to defray the interest cost. In addition, we have agreed to make gross-up payments to him in the event of certain tax liabilities. Mr. Clements agreed that, for a period of one year after termination of service, he will not induce or attempt to induce any of our employees to leave his or her position with the Company. In connection with these arrangements, Mr. Clements waived his right to receive any non-employee director compensation. Mr. Clements' previous retention and change in control agreement provided that upon involuntary termination (other than for cause) or constructive termination within 24 months following a change in control, Mr. Clements would be entitled to a payment equal to 2.99 times the sum of his annual compensation plus his bonus for the previous year. This provision is no longer in effect.

     Peter Appel. Mr. Appel, our president and chief executive officer, was granted options to purchase a total of 422,407 common shares at an exercise price of $20.00 per share. Of these options, 50,000 vested and became exercisable upon grant; 172,407 will become vested and exercisable on the Vesting Date, and 200,000 will become vested on the Vesting Date and become exercisable on the later of (x) the Vesting Date and (y) the earliest of (i) our common shares trading at or above $30.00 per share for 20 out of 30 consecutive trading days, (ii) the occurrence of a change of control and (iii) the date on which no class B warrants are outstanding. "Vesting Date" means the earlier of
(1) the date we have consummated the sale or other disposition or settlement of at least 50% of certain of our non-core assets and (2) October 23, 2002. If we terminate Mr. Appel's service as chief executive officer for any reason, his service terminates due to his death or permanent disability, or he terminates his service for good reason, any unvested options granted to Mr. Appel will vest in full upon such termination of service and continue to be exercisable for the remainder of the option period. In the event that Mr. Appel terminates his service without good reason, any vested options will continue to be, or become, exercisable for the remainder of the option period, but any unvested options will be forfeited. In addition, Mr. Appel has agreed that during the term of his employment and, in the event his service with us is terminated for any reason, for a period ending two years after his termination, (1) he will not compete with any of our or our subsidiaries' insurance or reinsurance businesses as they exist on the date of his termination and (2) he will not induce or attempt to induce any of our employees to leave his or her position with us.

     Debra O'Connor and Louis Petrillo. Mr. Petrillo was granted options to purchase 40,000 common shares and Ms. O'Connor was granted options to purchase 10,000 common shares. These options are exercisable at an exercise price of $20.00 per share. One-third of these options became exercisable at the closing, one-third will become exercisable on October 23, 2002 and the remaining one-third will become exercisable on October 23, 2003. If we terminate Mr. Petrillo or Ms. O'Connor without cause, the terminated employee's options will remain exercisable (to the extent then exercisable) for 90 days following termination of employment (but not beyond the option period). In the event that any such employee ceases to be an employee due to death or permanent disability, all such employee's options will vest in full and remain exercisable for the remainder of the option period.

     Ms. O'Connor's terms of employment provide for an annual base salary of $225,000. The salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus for Ms. O'Connor is 50% of her annual base salary. Ms. O'Connor is eligible to receive an annual cash bonus and stock-based awards at the discretion of the Board and to participate in our employee benefit programs. We or Ms. O'Connor may terminate her employment at any time.

     Mr. Petrillo's terms of employment provide for an annual base salary of $275,000. The salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus for

Mr. Petrillo is 75% of his annual base salary. Mr. Petrillo is eligible to receive an annual cash bonus and stock-based awards at the discretion of the Board and to participate in our employee benefit programs. We or Mr. Petrillo may terminate his employment at any time.

Change in Control Arrangements

     In May 2000 we sold our prior reinsurance operations to Folksamerica Reinsurance Company. That sale constituted a change in control for purposes of our prior change in control arrangements. Under these arrangements, all unvested stock options and restricted shares held by our employees and the members of our Board of Directors (other than Mr. Clements) held in May 2000 vested in connection with the asset sale. In addition, the following payments were made to our executive officers upon closing of the asset sale: Mark D. Mosca, $2,716,714; Peter A. Appel, $1,476,563; Paul J. Malvasio, $1,220,625; and Debra
M. O'Connor, $475,440. These amounts were equal to a specified multiple of the sum of such executive officer's annual base salary and target annual bonus (or, in the case of Mr. Mosca, a notional target amount equal to 100% of his annual base salary). The specified multiple was 2.99 for Mr. Mosca, 2.25 for Messrs. Appel and Malvasio, and 2.0 for Ms. O'Connor. Such payments did not exceed an amount that would trigger the payment of excise taxes, and were not subject to mitigation in the event that such officer receives any compensation from other employment following his termination. In addition, a prorated portion of the following executive officer's target annual bonus (or, in the case of Mr. Mosca, a prorated portion of a notional target amount equal to 100% of his annual base salary) was paid to such officers at the closing of the asset sale, as follows:
Mr. Mosca: $156,398; Mr. Appel: $96,823; Mr. Malvasio: $80,040; Ms. O'Connor:
$30,457; and Mr. Petrillo: $30,446. Each executive officer is also entitled to continuance of his health care, dental, disability and group-term and life insurance benefits for prescribed periods. In addition, Robert Clements, chairman of our Board, received a special bonus of $300,000 upon the consummation of the asset sale.

     The capital infusion did not constitute a change in control, and there are no continuing change in control arrangements with our present officers and employees, except that in connection with his employment as general counsel and secretary, we entered into a change in control arrangement with Mr. Petrillo which provides that upon involuntary termination (other than for cause) or constructive termination within 24 months following a change in control, Mr. Petrillo would be entitled to a payment equal to 2.0 times the sum of his annual base salary and target annual bonus. In addition, upon termination of his employment following a change in control, we will pay him a prorated portion of his target annual bonus for such year and continue health care, dental, disability and group-term and life insurance benefits for 24 months.

Director Compensation

     Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $25,000. Each such director is entitled, at his option, to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 120% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $1,000 for each Board or committee meeting attended. In addition, each non-employee director serving as chairman of the (1) executive committee or compensation committee received an annual fee of $3,000 and (2) audit committee received an annual fee of $5,000. All non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees.

     In 2001, pursuant to our long-term incentive and share award plans, upon joining the Board, each non-employee director received an option to purchase 300 common shares at an exercise price per share equal to the then market price of a common share. In 2001, our plans also provided for automatic annual grants to non-employee directors of options to purchase common shares on January 1 of each year. Commencing January 1, 2000, the amount of shares covered by this annual grant was increased from 500 to 1,500 shares.

     In addition, in connection with the capital infusion, each current director of the Company (other than Messrs. Clements and Appel), and Mr. Ian Heap, who resigned from the Board in 2001, were granted options to purchase 15,000 common shares at an exercise price of $20.00 per share. These options vested upon grant and expire on October 23, 2011.

     See "Proposal 4 -- Approval of 2002 Long Term Incentive and Share Award Plan--Description of 2002 Plan--Automatic Grants to Non-Employee Directors" and "--Payment of Board Retainer Fees in Stock or Cash."

Report of the Compensation Committee of the Board of Directors

     The compensation committee of our Board of Directors is responsible for developing and making recommendations to the Board with respect to all matters related to the compensation of our executive officers and establishing overall compensation policies for our employees. The following report summarizes our compensation policies for 2001.

     Compensation Philosophy

     Our compensation program is designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving both our short and long-term strategic goals, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and our performance.

     The principal components of our compensation program are base salary, annual performance bonus and stock-related incentives. In determining the amount and form of executive compensation, the compensation committee considers the competitive market for senior executives, the executive's role in the Company achieving its business objectives and our overall performance. As the executive's level of responsibility increases, a greater portion of potential total compensation opportunity may be based on corporate performance.

     Base Salary

     Base salaries reflect individual positions, responsibilities, experience and potential contribution to our success. Actual salaries vary according to the compensation committee's subjective assessment of a number of factors in its review of base salaries of executives. The compensation committee will periodically evaluate each individual's job responsibilities and related compensation, and compare cash compensation practices to peer groups and other relevant compensation data to ensure that our compensation structure is consistent with its compensation philosophy. Base salary increases are based on individual and corporate performance and may reflect market and cost-of-living increases.

     Annual Performance Bonus

     Annual bonuses are based on corporate performance for the prior year and an evaluation of each employee's respective contribution to our performance. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

     Target performance bonus opportunities are generally established for all employees (other than the president of ACGL) upon the commencement of employment and are periodically reviewed by the compensation committee. An individual's target performance bonus opportunity is expressed as a percentage of base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole. For 2001, there was no predetermined weight given to specific performance criteria. Rather, the compensation committee's evaluation involved a subjective balancing of the various measures of performance.

     Long-Term Incentive Compensation

     Our stock-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the stock price increases. Due to the variability of the stock price, stock options, restricted shares and other share-based awards, which comprise a significant portion of executive compensation, are dependent upon our overall results and how the Company is perceived by its shareholders and the marketplace. Generally, options awarded to executives are granted at 100% of the market value of the shares on the date of grant and become exercisable or vest over a prescribed period, motivating executives to remain with the Company and sustain high corporate performance in order to increase the value of such awards.

     Stock-based compensation grant levels and awards are reviewed and determined by the compensation committee periodically. Grants of stock-based compensation are determined on the basis of a number of factors, including (1) both corporate and individual performance, (2) competitive total compensation and long-term incentive grant levels as determined in the market, and (3) the Company's stock ownership objectives.

     Stock-based awards granted to the named executive officers during 2001 are summarized above under the captions "--Summary Compensation Table," "--Option Grants in Last Fiscal Year" and "--CEO Compensation." See also "--Employment Arrangements."

     CEO Compensation

     During 2001, the compensation committee and the Board of Directors determined that a significant portion of the compensation of Peter Appel, the president and chief executive officer of ACGL, would consist of stock-based compensation. Accordingly, he was granted an option to purchase a total of 422,407 of our common shares at an exercise price of $20 per share, which option is subject to vesting. Mr. Appel's base salary during 2001 remained at the same level as in 2000, and he did not receive a cash bonus. See "--Summary Compensation Table," "--Option Grants in Last Fiscal Year," and "--Employment Arrangements--Incentive Compensation for Management and Directors." In determining Mr. Appel's total compensation, the quantitative and qualitative criteria described above were applied.

     Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. Since the Company will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of the Company if it employs the chief executive officer or one of the four other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the compensation committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The compensation committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                         ---------------------------

                                         COMPENSATION COMMITTEE
                                         John L. Bunce, Jr. (chairman)
                                         Kewsong Lee
                                         James J. Meenaghan
                                         Robert F. Works

Performance Graph

     The following graph compares the cumulative total shareholder return on our common shares for each of the last five years through December 31, 2001 to the cumulative total return, assuming reinvestment of dividends, of (1) Standard & Poor's ("S&P") 500 Composite Stock Index ("S&P 500 Index"), (2) the Nasdaq Insurance Index, and (3) the S&P Property and Casualty Insurance Index. The share price performance presented below is not necessarily indicative of future results.

     As a result of the capital infusion and our underwriting initiative, we believe that the Nasdaq Insurance Index, which appeared in our 2001 annual general meeting proxy statement, should be replaced by the S&P Property and Casualty Insurance Index in order to reflect a more appropriate basis on which to compare shareholder return in the future.

                   CUMULATIVE TOTAL SHAREHOLDER RETURN (1)(2)

[OBJECT OMITTED]





                                                            Base
                                                           Period
           Company Name/Index                             12/31/96    12/31/97    12/31/98   12/31/99   12/31/00   12/31/01
           --------------------------------------------- ------------ ---------- ----------- ---------- ---------- ----------
     o     Arch Capital Group Ltd.                         $100.00      $114.84    $112.26      $65.15     $77.42    $132.90
    | |    S&P 500 Index                                   $100.00      $133.36    $171.48     $207.56    $188.66    $166.24
    [ ]    Nasdaq Insurance Index                          $100.00      $146.73    $130.73     $101.41    $127.35    $136.51
     X     S&P Property and Casualty Insurance             $100.00      $145.46    $135.82     $101.19    $157.70    $145.06




     (1)  Stock price appreciation plus dividends.

     (2) The above graph assumes that the value of the investment was $100 on December 31, 1996. The closing price for our common shares on December 31, 2001 (i.e., the last trading day in 2001) was $25.75.

     Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information available to us as of April 22, 2002 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and executive officer of ACGL, and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

     Please note that this table addresses ownership of voting shares; it does not address the voting power of those shares, which, in some cases, is different than the percentage set forth below.


                                                     Common Shares
---------------------------------------------------------------------------------------------------------------------
                                                            (A)                      (B)
                                                         Number of                Rule 13d-3                (C)
                                                       Common Shares         Percentage Ownership      Fully-Diluted
                                                    Beneficially Owned               (1)                 Percentage
Name and Address of Beneficial Owner                        (1)                                             (2)
------------------------------------                ------------------       -------------------       --------------
Warburg Pincus (3)........................              20,944,592                   46.9%                  30.6%
    c/o 466 Lexington Avenue
    New York, New York  10017
H&F Corporate Investors IV................              11,636,491                   32.9                   17.0
    (Bermuda), Ltd. (4)
    c/o A.S.&K. Services Ltd.
    41 Cedar Avenue
    Hamilton HM 12 Bermuda
EQSF Advisers, Inc. and
    M.J. Whitman Advisers, Inc. (5).......               2,426,905                   10.2                    3.5
    767 Third Avenue
    New York, New York  10017
Insurance Private Equity Investors,
    L.L.C. (6)............................               2,585,583                    9.8                    3.8
    3003 Summer Street
    Stamford, CT  06905
Marsh & McLennan Risk Capital Holdings,
    Ltd. (7)..............................               1,625,940                    6.8                    2.4
    1166 Avenue of the Americas
    New York, New York  10036
Trident II, L.P. (8)......................               1,601,641                    6.3                    2.3
    Craig Appin House
    8 Wesley Street
    Hamilton HM 11 Bermuda
Steinberg Priest Capital Management Co.,
    Inc. (9)..............................               1,438,147                    6.1                    2.1
    12 East 49th Street
    New York, New York  10017
Farallon Partners, L.L.C. (10)............               1,567,791                    6.3                    1.9
    One Maritime Plaza
    Suite 1325
    San Francisco, CA  94111
Robert Clements (11)......................               2,315,751                    9.6                    3.5
Peter A. Appel (12).......................                 502,406                    2.1                    1.3



                                      -37-

                                                     Common Shares
---------------------------------------------------------------------------------------------------------------------
                                                            (A)                      (B)
                                                         Number of                Rule 13d-3                (C)
                                                       Common Shares         Percentage Ownership      Fully-Diluted
                                                    Beneficially Owned               (1)                 Percentage
Name and Address of Beneficial Owner                        (1)                                             (2)
------------------------------------                ------------------       -------------------       --------------

John L. Bunce, Jr. (13)...................              11,636,491                   32.9                   17.0
Paul B. Ingrey (14).......................                 666,632                    2.8                    1.4
Constantine Iordanou (15).................                 573,050                    2.4                    1.3
Kewsong Lee (16)..........................              20,944,592                   46.9                   30.6
James J. Meenaghan (17)...................                  17,113                    *                      *
John M. Pasquesi (18).....................               1,138,784                    4.6                    2.2
Robert F. Works (19)......................                  23,972                    *                      *
Dwight R. Evans (20)......................                 104,017                    *                      *
John D. Vollaro (21)......................                  78,333                    *                      *
Debra M. O'Connor (22)....................                  72,319                    *                      *
Louis T. Petrillo (23)....................                  70,131                    *                      *
All directors and executive officers
    (13 persons)..........................              38,143,591                   65.5%                  58%



                                         Series A Convertible Preference Shares
---------------------------------------------------------------------------------------------------------------------
                                                   Number of Preference Shares
              Name and Address of                    Beneficially Owned (24)                 Rule 13d-3
               Beneficial Owner                                                      Percentage Ownership (24)
-------------------------------------------        ----------------------------      -------------------------
Warburg Pincus (3)..........................                18,939,311                         53.1%
H&F Corporate Investors IV (Bermuda), Ltd. (4)
                                                            10,521,839                         29.5
Insurance Private Equity Investors, L.L.C. (5)
                                                             2,338,186                          6.6
Robert Clements (11)........................                    93,527                          *
Peter A. Appel (12).........................                    46,763                          *
John L. Bunce, Jr. (13).....................                10,521,839                         29.5
John D. Vollaro.............................                         0                          *
Paul B. Ingrey (14).........................                    93,527                          *
Constantine Iordanou........................                         0                          0
Kewsong Lee (16)............................                18,939,311                         53.1



                                      -38-

                                         Series A Convertible Preference Shares
---------------------------------------------------------------------------------------------------------------------
                                                   Number of Preference Shares
              Name and Address of                    Beneficially Owned (24)                 Rule 13d-3
               Beneficial Owner                                                      Percentage Ownership (24)
-------------------------------------------        ----------------------------      -------------------------

James J. Meenaghan..........................                         0                          0
John M. Pasquesi (18).......................                   350,728                          1.0
Robert F. Works.............................                         0                          0
Dwight R. Evans (20)........................                    18,705                          *
Debra M. O'Connor...........................                         0                          0
Louis T. Petrillo...........................                         0                          0
All directors and executive officers
    (13 persons)............................                30,064,400                         84.2%

---------

*    Denotes beneficial ownership of less than 1.0%.

(1) Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of April 22, 2002. Therefore, column (B) has been computed based on (a) 23,730,940 common shares actually outstanding as of April 22, 2002 and (b) common shares that may be acquired within 60 days of April 22, 2002 upon the exercise of options and warrants and conversion of preference shares held only by the person whose Rule 13d-3 Percentage Ownership of Common Shares is being computed. Each preference share is convertible into one common share, subject to adjustments. The preference shares are mandatorily convertible under certain circumstances. Under the subscription agreements, the purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares and class A warrants to the purchasers. For a description of the adjustments, please refer the section of our Annual Report on Form 10-K for the year ended December 31, 2001 entitled "The Capital Infusion--Subscription Agreement--Purchase Price Adjustments," which is incorporated herein by reference.

(2) Amounts shown under column (C) in the above table have been computed based on (a) 23,730,940 common shares actually outstanding as of April 22, 2002 and, (b) common shares that may be acquired upon the exercise of all outstanding options and warrants and conversion of all preference shares, whether or not such options and warrants are exercisable within 60 days held by all persons, and as of April 22, 2002, there were outstanding (i) class A warrants to purchase an aggregate of 3,842,450 common shares, (ii) class B warrants to purchase an aggregate of 150,000 common shares, (iii) options to purchase an aggregate of 5,091,311 common shares and (iv) 35,687,735 preference shares. The class A warrants are currently exercisable at $20 per share and expire on September 19, 2002. The class B warrants are exercisable at $20 per share at any time after our common shares have traded at or above $30 per share for 20 out of 30 consecutive trading days or a change of control has occurred and expire on September 19, 2005. See note (1) for a description of the preference shares.

(3) The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I") and Warburg Pincus Netherlands International Partners II, C.V. ("WPIP Netherlands II"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) Interna-tional Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. ("WP") is the sole general partner of WPIP Netherlands I and WPIP Netherlands II. WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC ("WP LLC"). The foregoing is based on a Schedule 13D and a Form 3 dated November 30, 2001 filed with the SEC by these entities. Amounts in columns
     (A), (B) and (C) reflect (a) common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements, (b) 1,263 common shares owned by Mr. Lee for the benefit of these entities and (c) 100 common shares issuable upon exercise of currently exercisable options held by Mr. Lee for the benefit of these entities.

(4) The security holders are HFCP IV (Bermuda), L.P. ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P. ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P. ("HFIP IV-B Bermuda") and H&F Executive Fund IV (Bermuda), L.P. ("HFEF Bermuda," and together with HFCP IV Bermuda, HFIP IV-A Bermuda and HFIP IV-B Bermuda, the "H&F Funds"). H&F Investors IV (Bermuda), L.P. ("HFI IV Bermuda") is the sole general partner of the H&F Funds. H&F Corporate Investors IV (Bermuda) Ltd. ("HFCI Bermuda") is the sole general partner of HFI IV Bermuda. HFI IV Bermuda may be deemed to control the H&F Funds. The foregoing is based on a Schedule 13D and a Form 3 dated November 30, 2001 filed with the SEC by these entities. Amounts in columns (A), (B) and (C) reflect (a) common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements, (b) 1,263 common shares owned by Mr. Bunce for the benefit of these entities and (c) 100 common shares issuable upon exercise of currently exercisable options held by Mr. Bunce for the benefit of these entities.

(5) Based upon a Schedule 13G/A dated February 5, 2002, filed with the SEC jointly by EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc. ("MJWA"), each an investment advisor, and Martin J. Whitman. In the Schedule 13G/A, EQSF ("EQSF") reported that it has sole voting power and sole dispositive power with respect to 1,203,500 common shares and MJWA reported that it has sole dispositive power with respect to 1,223,405 common shares and sole voting power with respect to 1,144,355 common shares. The Schedule 13G/A also reports that Martin J. Whitman is the controlling person of ESQF and MJWA.

(6) Insurance Private Equity Investors, L.L.C. ("Insurance") is a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), which is an employee benefit plan for the benefit of employees of General Electric Company ("GE"). GE Asset Management Incorporated ("GEAM"), a wholly owned subsidiary of GE, acts as manager of Insurance and as investment manager of GEPT. Insurance, GEPT and GEAM may be deemed to share beneficial ownership. Excludes securities held by Orbital Holdings, Ltd., which is an indirect wholly owned subsidiary of GE, as to which Insurance, GEPT and GEAM disclaim beneficial ownership. Based on a Schedule 13D filed on November 30, 2001 by these entities. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements.

(7) Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the subscription agreements and 1,536,005 common shares owned directly by Marsh & McLennan Risk Capital Holdings, Ltd. The preference shares and class A warrants are held by Marsh & McLennan Capital Professionals Fund, L.P. and Marsh & McLennan Employees' Securities Company, L.P., which are beneficially owned by employees of Marsh & McLennan, Inc. A subsidiary of MMRCH is the sole general partner of these funds, as well as the sole general partner of Trident II L.P. and The Trident Partnership L.P.

(8) Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements.

(9) Based upon a Schedule 13G dated January 28, 2002, filed with the SEC jointly by Steinberg Priest Capital Management Co., Inc. ("SPCM"), an investment advisor, and Michael A. Steinberg & Co., Inc., a broker-dealer. In the Schedule 13G, SPCM reported that it has sole voting power with respect to 659,450 common shares and sole dispositive power with respect to 1,416,277 common shares, and Steinberg & Co. reported that it has sole dispositive power with respect to 21,870 common shares. The Schedule 13G also reports that Michael A. Steinberg is the beneficial owner of all of the shares.

(10) Based upon a Schedule 13D dated April 12, 2002, filed with the SEC jointly by Andrew B. Fremder, David I. Cohen, Enrique H. Boilini, Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Partners, L.P., Farallon Partners, L.P., Joseph
     F. Downes, Mark C. Wehrly, Meridee A. Moore, Monica R. Landry, Richard B. Fried, RR Capital Partners, L.P., Stephen L.Millham, Thomas F. Steyer, Tinicum Partners, L.P., William F. Duhamel, and William F. Mellin. Farallon Partners, L.L.C. is the sole general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P. and RR Capital Partners, L.P. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares or exercise of class A warrants issued under the subscription agreements. The Schedule 13D also reports that the managing members of Farallon Partners, L.L.C. are Andrew
     B. Fremder, David I. Cohen, Enrique H. Boilini, Joseph F. Downes, Mark C. Wehrly, Meridee A. Moore, Monica R. Landry, Richard B. Fried, Stephen L. Millham, Thomas F. Steyer, William F. Duhamel and William F. Mellin.

(11) Amounts in columns (A) and (B) reflect (a) 1,810,600 common shares owned directly by Mr. Clements (including 1,696,911 restricted shares, which are subject to vesting), (b) 200,000 common shares issuable upon exercise of class A warrants owned directly by Mr. Clements, (c) 107,125 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Clements, (d) 55,000 common shares owned by Taracay Investors, (e) 39,603 common shares issuable upon exercise of class A warrants owned by Taracay Investors and (f) common shares issuable upon conversion of preference shares or exercise of class A warrants owned by SoundView Partners, L.P. The amount in column (C) includes 107,198 common shares issuable upon exercise of class B warrants, which are not currently exercisable within 60 days of the date hereof. Taracay Investors is a general partnership, the general partners of which consist of Mr. Clements and members of his family and the managing partner of which is Mr. Clements. Mr. Clements is the general partner of SoundView.

(12) Amounts in columns (A) and (B) reflect (a) 134,895 common shares owned directly by Mr. Appel, (b) 315,800 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares or exercise of class A warrants. The amount in column (C) includes 372,407 common shares issuable upon exercise of stock options that are not likely to become exercisable within 60 days of the date hereof.

(13) Amounts in all columns reflect securities held by or the benefit of the entities listed in note (4). Mr. Bunce is a member of an investment committee of HFCI Bermuda which has investment discretion over the securities held by the H&F Funds. Mr. Bunce is a 9.9% shareholder of HFCI Bermuda. All shares indicated as owned by Mr. Bunce are included because he is a member of our Board and is affiliated with HFCI Bermuda. Mr. Bunce may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by the H&F Funds. Mr. Bunce disclaims beneficial ownership of all shares owned by the H&F Funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F Funds. Based on a Form 3 dated November 30, 2001 filed with the SEC by Mr. Bunce.

(14) Amounts in columns (A) and (B) reflect (a) 422,407 restricted shares (all of which are subject to vesting), (b) 140,802 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares or exercise of class A warrants. The amount in column (C) includes 281,605 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(15) Amounts in columns (A) and (B) reflect (a) 431,383 restricted shares (all of which are subject to vesting) and (b) 141,667 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 283,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(16) Amounts reflect securities held by or for the benefit of the entities listed in note (3). Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Lee are included because he is a member of our Board and is affiliated with these Warburg Pincus entities. Mr. Lee may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II. Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities. Based on a Form 3 dated November 30, 2001 filed with the SEC by Mr. Lee.

(17) Amounts in columns (A) and (B) reflect 1,813 common shares owned directly by Mr. Meenaghan and 15,300 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 1,500 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(18) Amounts in columns (A) and (B) reflect (a) 750,946 common shares issuable upon exercise of currently exercisable options and (b) common shares issuable upon conversion of preference shares or exercise of class A warrants. The amount in column (C) includes 375,473 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(19) Amounts in columns (A) and (B) reflect 5,672 common shares owned directly by Mr. Works and 18,300 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 1,500 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(20) Amounts in columns (A) and (B) reflect (a) 50,000 restricted shares (all of which are subject to vesting), (b) 33,333 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares or exercise of class A warrants. The amount in column (C) includes 66,667 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(21) Amounts in columns (A) and (B) reflect (a) 50,000 restricted shares (all of which are subject to vesting) and (b) 28,333 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 56,667 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(22) Amounts in columns (A) and (B) reflect (a) 14,986 common shares owned directly by Ms. O'Connor and (b) 57,333 common shares issuable upon exercise of currently exercisable options. The amount in co-lumn (C) includes 6,667 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(23) Amounts in columns (A) and (B) reflect (a) 8,998 common shares owned directly by Mr. Petrillo and (b) 61,133 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 26,667 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(24) Under the subscription agreements, the purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares to the purchasers. For a description of the adjustments, please refer to "The Capital Infusion--Subscription Agreement--Purchase Price Adjustments".

Certain Relationships and Related Transactions

     The Capital Infusion and Transactions with New Investors

     In October 2001, we launched our underwriting initiative to meet recent demand in the global insurance and reinsurance marketplaces. On November 20, 2001, a group of investors led by the Warburg Pincus funds and the Hellman & Friedman funds invested an aggregate of $750.0 million in cash in our equity securities. Certain members of our management (or entities affiliated with them) also invested an aggregate of $13.2 million in cash in our equity securities. Detailed information regarding the capital infusion and our entry into various agreements with those investors, including as to the composition of our Board of Directors and our ability to enter into various transactions without their consent, and as to the payment of dividends on our common shares, can be found in "The Capital Infusion".

     In addition, prior to the capital infusion, we had entered into certain non-binding letters of intent to acquire three fee-based businesses, including Tri-City Brokerage, Inc. ("Tri-City"), each of which would have been considered a non-core business under the subscription agreement with the new investors. In connection with our decision to concentrate our attention exclusively on building our insurance and reinsurance business, our Board of Directors determined not to proceed with any of these acquisitions. Our Board of Directors was informed that if ACGL were not to pursue the acquisition of Tri-City, certain members of our management, including Peter Appel, our president and chief executive officer, and Robert Clements, our chairman, may participate, as investors, in an acquisition of Tri-City. Since the Board of Directors determined not to proceed with these acquisitions (primarily because the letters of intent to acquire these companies predated the capital infusion and these companies no longer fit within the Company's ongoing business strategy), the Board unanimously determined that it would not be inappropriate for Messrs. Appel and Clements to invest in Tri-City. Subsequently, Messrs. Appel and Clements, together with members of Tri-City management and certain other investors, including Distribution Investors LLC, a private equity fund affiliated with Hales & Company Inc. described below, acquired Tri-City. No member of our management has any management responsibilities with respect to Tri-City.

     Transactions Involving Affiliates of Marsh & McLennan

     On November 8, 2001, ACGL, funds affiliated with Warburg Pincus and Hellman & Friedman, The Trident Partnership, L.P. ("Trident I"), Trident II, L.P., Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH") and employee co-investment funds affiliated with MMRCH entered into an agreement. Trident I and Trident II, L.P. are affiliates of MMRCH and MMRCH and MMC Capital are affiliates of each other. Under this agreement, the Warburg Pincus investors assigned their right and commitment to purchase $35.0 million of the preference shares and Class A warrants to Trident II and the co-investment funds. MMRCH agreed to exchange all of its existing Class A warrants for newly issued common shares (assuming that they had been exercised pursuant to a cashless exercise) and to exchange all of its Class B warrants for cash at a price equal to $7.50 per Class B warrant.

     In addition, the board observer and board nomination rights of MMRCH and Trident I were terminated, and the Company was also released from its remaining $11.0 million capital commitment to Trident II for new investments. During 1999, the Company had committed to invest $25 million as a limited partner in Trident II, a partnership managed by MMC Capital.

     Pursuant to an investment advisory agreement, which terminates in 2003 (subject to renewal or early termination under certain circumstances), MMC Capital provides the Company with certain services. Fees incurred under the agreements during fiscal years 2001, 2000 and 1999 were approximately $262,000, $298,000 and $1.5 million, respectively. In connection with its amended investment advisory agreement with MMC Capital, the Company receives from MMC Capital $1.25 million per annum during the initial four-year term, subject to certain conditions.

     On June 22, 2001, the Company completed the acquisition of all of the remaining ownership interests in one of its investee companies, Arch Risk Transfer Services Ltd., for a purchase price of approximately $38.8 million. Of such amount, $38.4 million was paid in cash to MMRCH and Trident I in return for their interests in ART Services, and the balance was paid in the form of our common shares to certain management shareholders of ART Services. See Note 3, "Acquisition of Subsidiaries and Disposition of Prior Reinsurance Operations," of the notes accompanying our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference. In addition, the Company has made investments in entities in which affiliates of Marsh and Trident have invested.

     Commencing in 1996, MMC Capital subleased office space from the Company for a term expiring in October 2002. Future minimum rental income, exclusive of escalation clauses and maintenance costs, under the remaining term of the sublease will be approximately $832,000. Rental income was $1,032,000, $636,000 and $430,000 in 2001, 2000 and 1999, respectively.

     Affiliates of MMC Capital's ultimate parent, Marsh & McLennan Companies, Inc. ("Marsh"), may act as reinsurance intermediaries or brokers for our reinsurance and insurance operations (see Note 15, "Segment Information," of the notes accompanying our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference). The Company has also utilized affiliates of Marsh as insurance brokers for the Company's insurance needs.

     Distributions Investors, LLC

     As of December 31, 2001, the Company has committed to invest approximately $1.5 million as a member of Distribution Investors, LLC, the general partner of a fund affiliated with our subsidiary, Hales & Company. With $50 million of committed capital, such fund focuses on equity investments in insurance distribution and distribution-related service companies, and its target investment amount is $3 million to $5 million.

     Other

     We have agreed to make a non-recourse loan of up to $13.5 million to our chairman, which will be used to pay income and self employment taxes, payable in April 2002, on restricted shares granted to him on October 23, 2001. The loan will be secured by the 1,668,157 restricted shares granted to Mr. Clements on October 23, 2001.

     Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman, which provides legal services to the Company and its subsidiaries.

     In April 1996, we acquired a 33% economic interest (9.75% voting interest) in Island Heritage Insurance Company, Ltd., a Cayman Islands insurer, for an aggregate purchase price of $4.5 million. Certain of our directors and other investors invested in the securities of Island Heritage at the same per share price paid by us. In February 1999, we made an additional investment in Island Heritage in the amount of approximately $1.0 million.

     Investors affiliated with certain of our directors have certain rights to require us to register under the Securities Act of 1933 the securities they hold, and to "piggy-back" on registrations that we make. In connection with all such registrations, we are required to bear all registration and selling expenses (other than underwriting fees and commissions and the fees of any counsel for the holders participating in such registrations).

                      PROPOSAL 2 -- AMENDMENT TO BYE-LAW 20

Current Bye-Law 20

     Under bye-law 20 of our current bye-laws, special meetings of our Board of Directors may be called by the chairman of the Board or by the president, or by a majority of the total number of directors of ACGL.

Purpose and Effect of the Amendment

     The proposed amendment to bye-law 20 would provide that a special meeting of the Board of Directors may be called by three directors or a majority of the total number of directors (whichever is fewer), in addition to the chairman of the Board and the president of ACGL. Under the shareholders agreement with the investors in the capital infusion, we are required to submit this amendment for approval by the shareholders. Al though the Warburg Pincus funds and the Hellman and Friedman funds are entitled to designate nominees that, in the aggregate, constitute a majority of the Board, they have elected not to do so. The proposed amendment to bye-law 20 provides protection to these investors by allowing three of their designees on the Board, or any group of three directors, to call a special meeting of the Board of Directors.

     The effect of the proposed amendment is that it would facilitate the investors or any group of three directors to call a special meeting.

Required Vote

     The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required to approve the proposed amendments to bye-law 20.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENTS TO BYE-LAW 20.

     The full text of the amended and restated bye-law 20 is attached hereto as Appendix B of this proxy statement.

              PROPOSAL 3 -- APPROVAL OF SHARE-BASED AWARDS MADE TO
          THE CHAIRMAN AND THE VICE CHAIRMAN OF OUR BOARD OF DIRECTORS
                     IN CONNECTION WITH THE CAPITAL INFUSION

Purpose of Shareholder Approval

     Our common shares are traded on the Nasdaq Stock Market. The rules of the National Association of Securities Dealers Inc. require that companies whose securities are traded on the Nasdaq Stock Market obtain shareholder approval for the issuance of securities to officers and directors under certain circumstances. Under this rule, we are required to obtain shareholder approval of the awards made to Mr. Clements, the chairman of our Board of Directors, and Mr. Pasquesi, the executive vice chairman of the Board, in connection with the capital infusion in November 2001, as described below. Shareholder approval of these awards is not required as a matter of Bermuda law or other applicable law or rules or by our bye-laws.

     On March 7, 2002 at a special meeting of our shareholders, the shareholders approved both (i) the issuance of common shares upon conversion or exercise of the preference shares and warrants purchased by the investors in the capital infusion in excess of the maximum amount of common shares that would otherwise have been permitted under Nasdaq Stock Market rules to be issued without such shareholder approval, and (ii) the provision for voting power of the preference shares in excess of the maximum amount that is permitted under Nasdaq Stock Market rules without such shareholder approval. The shareholders also approved amendments to our bye-law limiting voting power of specified shareholders to 9.9% of the voting power of our shares and our bye-law concerning election of subsidiary directors.

Description of Awards

     Robert Clements

     In connection with the capital infusion, Mr. Clements, our chairman, was granted a total of 1,689,629 restricted shares. Of this total, 1,668,157 restricted shares were granted on October 23, 2001 and 21,472 restricted shares were granted on November 19, 2001. The restricted shares will vest in five equal annual installments commencing on October 23, 2002. However, if Mr. Clements' service as chairman is terminated by us or is not continued by us for any reason, or his service terminates due to his death or permanent disability, the restricted shares will vest in full upon such termination of service. Any unvested shares will be forfeited if Mr. Clements otherwise terminates his service with us. In addition, Mr. Clements has agreed that, in the event his service is terminated by us prior to the fifth anniversary of the date of grant, he will not compete with us during the period ending on the later of such fifth anniversary or one year following such termination of service. These grants to Mr. Clements will be rescinded if they are not approved by our shareholders prior to October 23, 2002.

     John M. Pasquesi

     On October 23, 2001, in consideration for his providing structuring and advisory services to us in connection with the investment, we granted Mr. Pasquesi nonqualified options to purchase 750,946 common shares at an exercise price of $20.00 per share. These nonqualified options vested upon grant and expire on October 23, 2011. This grant of nonqualified options to purchase 750,946 common shares will be rescinded if it is not approved by our shareholders prior to October 23, 2002.

     See "The Capital Infusion" for a description of the making of the above grants. For a description of federal income tax consequences relating to the above awards, see "Proposal 4 -- 2002 Long Term Incentive and Share Award Plan--Description of Plan--Federal Income Tax Consequences."

Required Vote

     The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required to approve the above share-based awards. Persons holding shares representing an aggregate of 60% of the votes entitled to be cast at the meeting have agreed, in connection with the capital infusion, to vote in favor of Proposal 3. These people are: HFCP IV(Bermuda), L.P., H&F International Partners IV-A (Bermuda), L.P., H&F International Partners IV-B (Bermuda), L.P., H&F Executive Fund IV (Bermuda), L.P., Warburg Pincus Netherlands International Partners I, CV., Warburg Pincus Netherlands International Partners II, CV., Warburg Pincus (Bermuda) International Partners, L.P., Warburg Pincus (Bermuda), Private Equity VIII, L.P., Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees' Securities Company, L.P., Farallon Capital Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., RR Capital Partners, L.P., Insurance Private Equity Investors, L.L.C., Orbital Holdings, Ltd., Sound View Partners, L.P., Otter Capital LLC, Peter A. Appel, Paul B. Ingrey, Dwight
R. Evans and Marc Grandisson. Therefore, it is likely that Proposal 3 will receive the requisite vote for approval.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE ABOVE SHARE-BASED AWARDS.

     PROPOSAL 4-- APPROVAL OF 2002 LONG TERM INCENTIVE AND SHARE AWARD PLAN

Introduction

     Simultaneously with the execution of the documents relating to the capital infusion, in October 2001, the Company adopted the Long Term Incentive Plan for New Employees (the "New Employee Plan") in order to provide incentives to attract and motivate new hires in connection with the launch of our new underwriting initiative. Recent events have provided a significant market opportunity for well capitalized insurance companies that are not burdened by the uncertainties resulting from prior years' underwriting losses and material reinsurance recoverable balances. As a result, we recently launched an underwriting initiative that included the recruitment of new insurance and reinsurance management teams and the capital infusion. A total of 4,600,000 shares have been reserved for issuance under the New Employee Plan. Of such amount, 3,295,170 of such shares have been awarded under the New Employee Plan as of April 10, 2002. As eligibility under the New Employee Plan is restricted to new hires, none of the shares under the New Employee Plan are available for grants to directors or existing employees. In addition, all of the Company's predecessor stock plans for existing employees and directors have been previously depleted. Therefore, in order to be in a position to provide long-term incentive compensation for the Company's employees and directors, our Board of Directors adopted the 2002 Long Term Incentive and Share Award Plan (the "2002 Plan"), subject to approval by the shareholders at this annual general meeting.

     If the 2002 Plan is approved by shareholders, the New Employee Plan will terminate. By including unused shares from the New Employee Plan under the 2002 Plan, the Company will be provided with the flexibility to grant such shares as incentive compensation to existing employees and directors as well as to new hires. In addition, under the 2002 Plan, grants may be structured to comply with an exception to nondeductibility under Section 162(m) of the Code, which alternative is unavailable for grants made under the New Employee Plan (see "--Description of 2002 Plan--Limitations on Deductibility" below). If the 2002 Plan is approved by shareholders, the total number of common shares that will be reserved under the 2002 Plan will equal the sum of 2,200,000 and the number of remaining shares reserved for issuance under the New Employee Plan as of the date of such approval. The maximum number of common shares that will be reserved under the 2002 plan is 3,504,830 based on the number of remaining shares reserved for issuance under the New Employee Plan as of April 10, 2002.

     The following summary is qualified in its entirety by reference to the 2002 Plan, which is attached as Appendix C of this proxy statement.

Description of 2002 Plan

     General

     The 2002 Plan is intended to provide incentives to attract, retain and motivate employees and directors in order to achieve our long-term growth and profitability objectives. The 2002 Plan will provide for the grant to eligible employees and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents and other share-based awards (the "Awards"). The 2002 Plan, like its predecessor, also will provide our non-employee directors with the opportunity to receive the annual retainer fee for Board service in common shares. A maximum of up to 3,504,830 common shares will be reserved for issuance under the 2002 Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure. See "--Capital Structure Changes."

     Eligibility and Administration

     Officers, other employees and directors of ACGL and its subsidiaries and affiliates who are responsible for, or contribute to, the management and profitability of the business of the Company will be eligible to be granted Awards under the 2002 Plan. The 2002 Plan will be administered by the compensation committee or such other committee of the Board of Directors (or the entire Board) as may be designated by the Board (the "Committee"). The Committee will determine which eligible employees and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee will have authority to waive conditions relating to an Award or accelerate vesting of Awards. The 2002 Plan, like its predecessor, will also provide for certain non-discretionary grants to non-employee directors. In addition, the 2002 Plan will provide for the payment of all or a portion of the annual retainer fee for non-employee directors in our common shares or cash. Approximately 120 employees and four non-employee directors are currently eligible to participate in the 2002 Plan.

     The Committee will be permitted to delegate to officers of the Company the authority to perform administrative functions for the 2002 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

     Awards

     Incentive stock options intended to qualify for special tax treatment in accordance with the Code and non-qualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of common shares as the Committee determines. The Committee will be authorized to set the terms relating to an option, including exercise price and the time and method of exercise. The terms of incentive stock options will comply with the provisions of Section 422 of the Code. Awards may be granted alone, in tandem with or in exchange for any other Award. The 2002 Plan specifically provides that outstanding options cannot be repriced.

     A share appreciation right ("SAR") will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one common share on the date of exer-cise (or, if the Committee so determines, at any time during a specified period before or after the date of exercise) over the exercise price of the SAR set by the Committee as of the date of grant. Payment with respect to SARs may be made in cash or common shares as determined by the Committee.

     During a calendar year, the maximum number of common shares with respect to which options and SARs may be granted to an eligible participant under the 2002 Plan will be 1,000,000 shares.

     Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a shareholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during any applicable restriction period.

     A restricted share unit will entitle the holder thereof to receive common shares or cash at the end of a specified deferral period. Restricted share units also will be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, restricted share units subject to deferral or restriction will be forfeited upon termination of employment during any applicable deferral or restriction period.

     Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period.

     Performance objectives may vary from employee to employee and will be based upon such one or more performance criteria as the Committee may deem appropriate, including: growth in book, economic book and/or intrinsic book value; appreciation in value of the common shares; total shareholder return; earnings per share; comprehensive income; operating income; net income; pre-tax earnings, pre-tax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin; or any of the above criteria as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor's 500 Stock Index. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives.

     During a calendar year, the maximum number of common shares with respect to which restricted shares, restricted share units, performance shares and performance units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code to an eligible participant under the 2002 Plan will be the equivalent of 500,000 shares.

     Dividend equivalents granted under the 2002 Plan will entitle the holder thereof to receive cash, common shares or other property equal in value to dividends paid with respect to a specified number of common shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, common shares, as deemed by the Committee to be consistent with the purposes of the 2002 Plan.

     Automatic Grants of Options to Non-Employee Directors

     In addition to permitting discretionary grants to directors, the 2002 Plan also will provide for certain automatic grants of stock options to non-employee members of our Board of Directors. On the date any individual first becomes a non-employee director, such individual will automatically be granted an option to purchase 300 common shares with an exercise price per share equal to the market price per share on the date of grant. Each such option will become exercisable in three equal installments, commencing on the date of grant and annually thereafter, and will expire on the tenth anniversary of the date of grant. In addition, as of January 1 of each year, each non-employee director then in office will automatically be granted an option to purchase 1,500 common shares with an exercise price per share equal to the market price per share on the date of grant. Each such option will become fully exercisable on the first anniversary of the date of grant and will expire on the tenth anniversary of the date of grant. The exercise price of a non-employee director's option may be paid to the Company at the time of exercise either in cash, or in shares already owned by the director and having a total market value equal to the exercise price, or in a combination of cash and such shares.

     If an individual ceases to be a non-employee director (i) due to retirement after attainment of age 65 or (ii) due to death or disability, all of his or her outstanding options, to the extent not already exercisable in full, will become immediately and fully exercisable at the time of termination of service, and all of such director's options may be exercised at any time prior to the expiration dates of such options. If such director's service terminates for any other reason, all options which are not then exercisable will be canceled on the date service terminates, and options which are then exercisable may be exercised at any time within six months after the date of such termination, but not later than the expiration date of the options.

     Payment of Board Retainer Fees in Stock or Cash

     Under the 2002 Plan, each non-employee director will have the option to receive his annual retainer fee in the form of common shares instead of cash. Any shares so elected will be payable at the time cash retainer fees are otherwise payable to non-employee directors, and the number of shares distributed will be equal to 120% of the amount of the annual retainer fee otherwise payable on such payment date divided by the fair market value of a common share on such date. See "Proposal 1 -- Election of Directors--Directors and Executive Officers--Compensation of Directors."

     Nontransferability

     Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative, provided that, if the Committee expressly so provides, an Award (other than incentive stock options) may be transferred by a participant to members of his or her immediate family or to a trust established for the exclusive benefit of solely one or more members of the participant's immediate family.

     Capital Structure Changes

     With respect to non-employee director options, in the event that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change (a "Capital Structure Change"), affects our common shares such that outstanding shares are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of ACGL or another corporation or other consideration, then in order to maintain the proportionate interest of the non-employee directors and preserve the value of such directors' options, (i) there will automatically be substituted for each share subject to an unexercised non-employee director's option and each share to be issued to such directors under the 2002 Plan subsequent to such event, the number and kind of shares, other securities or other consideration into which each outstanding share will be changed or for which each such share will be exchanged, and (ii) the exercise price will be increased or decreased proportionately so that the aggregate purchase price for the shares subject to any unexercised non-employee director's option will remain the same as immediately prior to such event.

     If the Committee determines that any Capital Structure Change or other similar corporate transaction or event affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible employees under the 2002 Plan, then the Committee is authorized to make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the 2002 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award.

     Amendment and Termination

     The 2002 Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors at any time, in whole or in part. However, any amendment for which shareholder approval is required by Section 422 of the Code will not be effective until such approval has been attained. In addition, no amendment, alteration, suspension, discontinuation or termination of the 2002 Plan may impair the rights or, in any other manner, adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. Unless earlier terminated, the 2002 Plan will expire in January 2012, and no further awards may be granted thereunder after such date.

     Market Value

     The per share closing price of our common shares on May 29, 2002 was $29.15.

     Federal Income Tax Consequences

     The following is a summary of the federal income tax consequences of the 2002 Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretation thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

     Stock Options. In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to ACGL or any of its subsidiaries. The tax consequences associated with the exercise of an option and the subsequent disposition of common shares acquired on the exercise of such option depend on whether the option is a non-qualified stock option or an incentive stock option.

     Upon the exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the common shares received upon exercise over the exercise price. If the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the common shares will be capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income.

     Generally, upon the exercise of an incentive stock option, a participant will not recognize ordinary taxable income and no deduction will be available to ACGL, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 2002 Plan is exercised after these periods, the exercise will be treated for U.S. federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the 2002 Plan will be treated as a non-qualified stock option to the extent it (together with any other incentive stock options granted under other plans of ACGL and its subsidiaries) first becomes exercisable in any calendar year for common shares having a fair market value, determined as of the date of grant, in excess of $100,000.

     If common shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If common shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the participant will recognize ordinary income at the time of disposition, and, if the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the common shares at the date of exercise over the exercise price (or, in certain circumstances, the gain on sale, if less). Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the common shares have been held. Where common shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the common shares have been held.

     Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability for the year of exercise.

     Restricted Shares. A participant who receives restricted shares will generally recognize ordinary income at the time they vest. The amount of ordinary income so recognized will be the fair market value of the common shares at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. If the participant is employed by a United States subsidiary, this amount will generally be deductible for United States federal income tax purposes by the subsidiary. Dividends paid with respect to common shares that are nontransferable will be ordinary compensation income to the participant (and generally deductible by an employer that is a United States subsidiary). Any gain or loss upon a subsequent sale or exchange of the common shares, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the common shares. The holding period for this purpose will begin on the date following the date the shares vest.

     In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and if the participant is employed by a United States subsidiary, the subsidiary will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to ACGL or any of its subsidiaries. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

     SARs and Other Awards. With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other Awards under the 2002 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2002 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for United States federal income tax purposes to an employer that is a United States subsidiary.

     Payment of Withholding Taxes. ACGL may withhold, or require a participant to remit to ACGL or a subsidiary, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2002 Plan.

     Limitation on Deductibility

     Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the 2002 Plan) by a public company to a "covered employee" (i.e., the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1,000,000 each. See "Report of the Compensation Committee of the Board of Directors--Compliance with Internal Revenue Code Section 162(m)."

     New Plan Benefits

     No benefits have been received or allocated to any employee or non-employee director under the 2002 Plan (except grants made to Robert Clements, our chairman, as compensation under his retention agreement as described above under "Employment Arrangements" and pursuant to the provisions authorizing automatic annual grants of stock options to non-employee directors as described above under "--Automatic Grants of Options to Non-Employee Directors"), and therefore a "New Plan Benefits" table has not been included.

Required Vote

     The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for approval of the 2002 Long Term Incentive and Share Award Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2002 LONG TERM INCENTIVE AND SHARE AWARD PLAN.

                 PROPOSAL 5 -- ELECTION OF SUBSIDIARY DIRECTORS

     Under our bye-laws, the boards of directors of any of our subsidiaries that is incorporated in Bermuda, Barbados or the Cayman Islands, and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as Designated Company Directors.

     The persons named below have been nominated to serve as Designated Company Directors of our non-United States subsidiaries indicated below. Unless authority to vote for this nominee is withheld, the enclosed proxy will be voted for this nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that this nominee is unable or declines to serve.

Arch Reinsurance Ltd. and Other
Non-U.S. Subsidiaries (except as
otherwise indicated in this Proposal 5)  Arch Capital Holdings Ltd.
---------------------------------------  --------------------------
Dwight R. Evans                          Peter A. Appel
Marc Grandisson                          Graham B. Collis
Paul B. Ingrey                           John D. Vollaro
Constantine Iordanou
                                         Arch Risk Transfer Services Ltd.
                                         Alternative Re Holdings Limited
                                         Alternative Re Limited
                                         Alternative Insurance Company Limited
Barbados Subsidiaries                    Alternative Underwriting Services, Ltd.
---------------------                    ---------------------------------------
Debra M. O'Connor                        Graham B. Collis
Steven K. Parker                         Debra M. O'Connor
Robert C. Worme

     Mr. Appel, 40, has been president and chief executive officer of ACGL since May 5, 2000 and a director of ACGL since November 1999. He was executive vice president and chief operating officer of ACGL from November 1999 to May 5, 2000, and general counsel and secretary of ACGL from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of ACGL from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher, where he was a partner from January 1995. Mr. Appel is currently a member of the Board of overseers and a member of the executive committee of the School of Risk Management, Insurance and Actuarial Science of St. John's University. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

     Mr. Collis, 42, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. He is a director of Coastal Caribbean Oils & Minerals Limited and Zambia Copper Investments Limited.

     Mr. Evans, 49, has served as president of Arch Reinsurance Ltd. since October 2001. From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc., a reinsurance subsidiary of USF&G Corporation. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance Company and as a reinsurance underwriter as Prudential Reinsurance Company (now Everest Re Company). He holds a B.A. from Ohio University.

     Mr. Grandisson, 34, has served as senior vice president and chief actuary of Arch Reinsurance Ltd. since October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast, a Towers Perrin Co.

     Mr. Ingrey, 62, has served as a director of Arch Capital Group Ltd. and as chief executive officer of Arch Reinsurance Ltd. since October 2001. He was the founder of F&G Re, Inc. and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property/casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benefield Greig, the London-based international reinsurance broker, in April
2001) and is currently on the Board of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property/casualty insurance. He holds a B.A. from Colgate University and an M.B.A. from The College of Insurance.

     Mr. Iordanou, 52, has served as a director of the Company and as chief executive officer of Arch Capital Group (U.S.) Inc. since January 1, 2002. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior vice president of group operations and business development worldwide of Zurich Financial Services and CEO of Zurich North America. Prior to joining Zurich, he had senior executive responsibilities with Berkshire Hathaway Group and American International Group. He holds an aerospace engineering degree from New York University.

     Ms. O'Connor, 42, has been senior vice president, controller and treasurer of the Company since June 9, 2000. From 1995 to June 9, 2000, Ms. O'Connor was senior vice president and controller of the Company's reinsurance subsidiary. From 1986 until 1995, Ms. O'Connor served at NAC Re Corp. in various capacities, including vice president and controller. Prior to that, Ms. O'Connor was employed by General Re and the accounting firm of Coopers & Lybrand. She holds a B.S. degree from Manhattan College.

     Mr. Parker, 44, has been a managing director of VCC (Barbados) Limited, which provides operational and management services to Barbados-based companies, since 1996. He previously served as a vice president and a director of various Barbados and Cayman Islands-based subsidiaries of Cott Corporation from 1995 through 2000.

     Mr. Vollaro, 57, has been executive vice president and chief financial officer since January 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

     Mr. Worme, 50, has practiced law at the Barbados-based law firm of Fitzwilliam, Stone & Alcazar since 1978, where he has been a partner since 1980.

Required Vote

     The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the election of Designated Company Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

        PROPOSAL 6 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of PricewaterhouseCoopers to serve as independent auditors of ACGL for the year ending December 31, 2002. PricewaterhouseCoopers served as ACGL's independent auditors from our inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of PricewaterhouseCoopers to audit our consolidated financial statements for the year ending December 31, 2002. A representative of PricewaterhouseCoopers will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.

Audit Fees

     The aggregate fees billed to the Company for the fiscal year ended December 31, 2001 by the Company's principal independent accounting firm, PricewaterhouseCoopers, are as follows:

         Audit fees                                       $255,500
         Financial information systems design and
           implementation fees                                   0
         All other fees                                    645,206(1)(2)(2)(3)
         Total                                            $900,706
------------------------

(1) All other fees consist of (i) $324,900 for audit related services, including due diligence services and non-recurring services in connection with the capital infusion, and (ii) $320,306 for tax services in connection with acquisitions, the capital infusion and tax compliance matters.

(2) The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers' independence.

Required Vote

     The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the ratification of the selection of PricewaterhouseCoopers as the Company's independent auditors for the year ending December 31, 2002.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002.

           SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL GENERAL MEETING

     All proposals of securityholders intended to be presented at the 2003 annual general meeting of shareholders must be received by the Company not later than December 31, 2002 for inclusion in our 2003 proxy statement and form of proxy relating to the 2003 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda.

     For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual general meeting, the rules of the Securities and Exchange Commission permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before March 15, 2003. Notices of intention to present proposals at next year's annual general meeting should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda.

     In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth certain information with respect to each proposal or nomination and the shareholder making such proposal or nomination.

     A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.

     Our Annual Report on Form 10-K for the year ended December 31, 2001 is herein incorporated by reference.

     Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2001. Please direct such requests to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM 12 Bermuda.

                                                                      Appendix A


                             ARCH CAPITAL GROUP LTD.
                             Audit Committee Charter


I.   Organization

     The Audit Committee of the Board of Directors of Arch Capital Group Ltd. (the "Company") shall be composed of three or more Directors, each of whom is independent of management and the Company and free of any relationship which, in the opinion of the Board of Directors, would interfere with the Director's exercise of independent judgment as a Committee member. The Audit Committee shall comply with the rules and regulations of The Nasdaq Stock Market, Inc. ("Nasdaq") applicable to the composition and responsibilities of audit committees generally.

II.  Purpose

     The primary purpose of the Audit Committee is to assist the Board of Directors in overseeing management and the independent auditors in fulfilling their responsibilities in the financial reporting process of the Company. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by the Company from time to time which seek to ensure that the business of the Company is conducted in an ethical and legal manner.

III. Meetings

     The Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require, and shall make regular reports to the Board of Directors. In order to foster open communications, the Committee shall meet regularly with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

IV.  Relationship With Independent AUditors

     The Company's independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, and the Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. Additionally, the Audit Committee shall:

     o Obtain from the independent auditors each year a formal written statement delineating all relationships between the auditors and the Company;

     o Periodically engage in a dialogue with the independent auditors regarding any disclosed relationships or services which may impact the objectivity and independence of the auditors; and

     o Based on a review of the independent auditor's formal statement and the Committee's dialogue with the independent auditors, make a determination regarding the independ-ence of the independent auditors and take other appropriate action, or recommend that the Board of Directors take such action.

V.   Responsibilities

     The Audit Committee shall:

     1. Review with Company management and the independent auditors the proposed overall scope of the Company's annual audit, the adequacy and integrity of the Company's system of internal controls, and the Company's audited financial statements and related disclosures.

     2. Discuss with the independent auditors their judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting.

     3. Review periodically with management and independent auditors any codes, programs, standards or policies adopted by the Company from time to time which seek to ensure that the business of the Company is conducted in an ethical and legal manner, as well as the systems established by the Company to monitor compliance with such codes, programs, standards or policies. Such reviews will be undertaken in the manner and not less frequently than required by the terms of the applicable code, program, standard or policy.

     4. Review with the Company's counsel any legal and regulatory matters that may have a material impact on the Company's financial statements.

     5. Review with the independent auditors significant changes in accounting principles and practices.

     6. Review and assess the adequacy of the Audit Committee Charter on an annual basis.

     7. Review and assess compliance with all applicable rules and regulations of the Securities and Exchange Commission and Nasdaq specifically applicable to the composition and responsibilities of the Audit Committee.

     8. Perform such other activities as the Committee or the Board of Directors may from time to time deem necessary or appropriate.

                                   * * * * *

                                                                      Appendix B


                    Proposed Amended and Restated Bye-law 20


20.  Special Board meetings

     Special meetings of the Board may be called by the Chairman of the Board, or by the President, or by three Directors or a majority of the total number of Directors (whichever is fewer), upon the notice specified in Bye-law 16(1).

                                                                      Appendix C










                            ARCH CAPITAL GROUP LTD.

-------------------------------------------------------------------------------

                 2002 LONG TERM INCENTIVE AND SHARE AWARD PLAN

                             ARCH CAPITAL GROUP LTD.
                  2002 LONG TERM INCENTIVE AND SHARE AWARD PLAN


     1. Purposes. The purposes of the 2002 Long Term Incentive and Share Award Plan are to advance the interests of Arch Capital Group Ltd. and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

     2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:


          "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

          "Award" means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, Other Share-Based Award, Director's Option or Director's Share granted to an Eligible Employee under the Plan.

          "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          "Beneficiary" means the person, persons, trust or trusts which have been designated by such Eligible Employee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Employee, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          "Board" means the Board of Directors of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          "Committee" means the Compensation Committee of the Board, or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board to administer the Plan.

          "Company" means Arch Capital Group Ltd., a corporation organized under the laws of Bermuda, or any successor corporation.

          "Director" means a non-employee member of the Board.

          "Director's Option" means a NQSO granted to a Director under Section
     7.

          "Director's Shares" means Shares granted to a Director as payment of the Director's annual retainer fee pursuant to the Director's election under Section 8 of the Plan.

          "Dividend Equivalent" means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend

     Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

          "Eligible Employee" means (i) an employee of the Company or its Subsidiaries and Affiliates, including any director who is an employee, who is responsible for or contributes to the management, growth and/or profitability of the business of the Company, its Subsidiaries or Affiliates, and (ii) any Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee or consultant, in connection with his or her hiring or retention prior to the date the employee or consultant first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested prior to the date the employee or consultant first performs such services.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

          "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares as of any given date prior to the existence of a public market for the Company's Shares shall mean the Company's book value. Thereafter, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange.

          "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          "NQSO" means any Option that is not an ISO.

          "Option" means a right, granted under Section 5(b) or Section 7, to purchase Shares.

          "Other Share-Based Award" means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

          "Participant" means an Eligible Employee or Director who has been granted an Award or Director's Option under the Plan.

          "Performance Share" means a performance share granted under Section 5(f).

          "Performance Unit" means a performance unit granted under Section
     5(f).

          "Plan" means this 2002 Long Term Incentive and Share Award Plan.

          "Restricted Shares" means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

          "Restricted Share Unit" means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

          "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          "SAR" or "Share Appreciation Right" means the right, granted under
     Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

          "Shares" means common shares, $.01 par value per share, of the Company.

          "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.   Administration.


     (a) Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

          (i) to select Eligible Employees to whom Awards may be granted;

          (ii) to designate Affiliates;

          (iii) to determine the type or types of Awards to be granted to each Eligible Employee;

          (iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, and any bases for adjusting such exercise, grant or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

          (v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;

          (vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Employee;

          (vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Employee;

          (viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

          (ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

          (x) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable; and

          (xi) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

     (b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Employees, any person claiming any rights under the Plan from or through any Eligible Employee, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law. Notwithstanding any provision of this Plan to the contrary, the Committee may grant Awards which are subject to the approval of the Board; provided that an Award shall be subject to Board approval only if the Committee expressly so states.

     (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company's independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

     (d) Limitation on Committee's Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

4.   Shares Subject to the Plan.

     (a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance under the Plan shall be ____________1 . No Award may be granted if the number of

---------------------

1 If the Plan is approved by shareholders, the number that will be inserted above in Section 4(a) will equal the sum of 2,200,000 and the number of remaining shares reserved for issuance under the Long Term Incentive Plan for New Employees (the "New Employee Plan") as of the date of such approval.

Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, cancelled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised. Subject to adjustment as provided in
Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options and SARs may be granted during a calendar year to any Eligible Employee under this Plan shall be 1,000,000 Shares and (ii) with respect to Performance Shares, Performance Units, Restricted Shares and Restricted Share Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 500,000 Shares during a calendar year to any Eligible Employee under this Plan.

     (b) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

     (c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Employees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

5.   Specific Terms of Awards.

     (a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(d)), such additional terms and conditions, not inconsistent with the provisions of

--------------------

     The maximum number of Shares that will be reserved under the Plan is 3,504,830 based on the number of remaining shares reserved for issuance under the New Employee Plan as of April 10, 2002.

the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of employment by the Eligible Employee.

     (b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible

     Employees on the following terms and conditions:

               (i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee, and the Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

               (ii) Option Term. The term of each Option shall be determined by the Committee, but such term shall not exceed ten years.

               (iii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, notes or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Employees; provided, however, that in no event may any portion of the exercise price be paid with Shares acquired either under an Award granted pursuant to this Plan, upon exercise of a stock option granted under another Company plan or as a stock bonus or other stock award granted under another Company plan unless, in any such case, the Shares were acquired and vested more than six months in advance of the date of exercise.

               (iv) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

     (c) SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Employees on the following terms and conditions:

               (i) Right to Payment. A SAR shall confer on the Eligible Employee to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (2) the exercise price of the SAR as determined by the Committee as of the date of grant of the SAR (which, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

               (ii) Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Employees, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with a NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

     (d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Employees on the following terms and conditions:

               (i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions, if any, may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Employee granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such performance criteria were in fact satisfied.

               (ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment during any applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in -------- ------- any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

               (iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Employee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

               (iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

     (e) Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Employees, subject to the following terms and conditions:

               (i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Employee). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The

          Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such criteria were in fact satisfied.

               (ii) Forfeiture. Except as otherwise determined by the Committee at date of grant or thereafter, upon termination of employment (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

          (f) Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Employees on the following terms and conditions:

               (i) Performance Period. The Committee shall determine a performance period (the "Performance Period") of one or more years and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Employee to Eligible Employee and shall be based upon such one or more of the following performance criteria as the Committee may deem appropriate: growth in book, economic book and/or intrinsic book value; appreciation in value of the Shares; total shareholder return; earnings per share; comprehensive income; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin; or any of the above criteria as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor's 500 Stock Index. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Employees may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

               (ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Employee or group of Eligible Employees with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Employee as an Award if the relevant measure of Company performance for the Performance Period is met. The Committee must certify in writing that the applicable performance criteria were satisfied prior to payment under any Performance Shares or Performance Units.

               (iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

               (iv) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

               (v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. The Committee must certify in writing prior to the payment of any Performance Share or Performance Unit that the performance objectives and any other material terms were in fact satisfied.

          (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Employees. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

          (h) Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Employees such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a "bonus" and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

6.   Certain Provisions Applicable to Awards.

          (a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Employees either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Employee to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option, grant price of any SAR, or pur-chase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion. Notwithstanding the foregoing, the exercise price of any Option, grant price of any SAR or purchase price of any other Award conferring a right to purchase Shares which is granted in exchange or substitution for an option, SAR or other award granted by the Company (other than in connection with a transaction described in Section 4(c) hereof) shall not be less than the exercise price, grant price or purchase price of the exchanged or substituted option, SAR or other award, and outstanding Awards shall not be amended (other than in connection with a transaction described in Section 4(c) hereof) to reduce the exercise price, grant price or purchase price of any such Award.

          (b) Terms of Awards. The term of each Award granted to an Eligible Employee shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or a SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

          (c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments.

          (d) Nontransferability. Except as set forth below and except for vested Shares, Awards shall not be transferable by an Eligible Employee except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Employee only by such Eligible Employee or his guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), an Award (other than an ISO) granted hereunder may be transferred by a Participant to members of his or her "immediate family" or to a trust established for the exclusive benefit of solely one or more members of the Participant's "immediate family." Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family." means the Participant's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption. An Eligible Employee's rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Employee's creditors.

          (e) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

     7. Director's Options.

          (a) Annual Grant. On January 1 of each year, each Director in office on such date shall automatically be granted a NQSO to purchase 1500 Shares with an exercise price per Share equal to 100% of the Market Value of one Share on the date of grant; provided, however, that such price shall be at least equal to the par value of a Share. Each Option granted to a Director under this paragraph (a) shall become fully exercisable on the first anniversary of the date the Option is granted, and shall expire (unless terminated earlier under paragraph (d) below) on the tenth anniversary of the date of grant.

          (b) Initial Grants. Each Director will automatically be granted a NQSO on the date he or she is first elected to the Board to purchase 300 Shares with an exercise price per Share equal to 100% of the Market Value of one Share on the date of grant; provided, however, that such price shall be at least equal to the par value of a Share. Each Option granted to a Director under this paragraph (b) shall become exercisable in three equal installments, commencing on the date of grant and annually thereafter. Each Option granted under this paragraph (b) shall expire (unless terminated earlier under paragraph (d) below) on the tenth anniversary of the date of grant.

          (c) Market Value. For purposes of this Section 7, Market Value shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange.

          (d) Termination of Service. If a person ceases to be a Director, (i) due to retirement after attainment of age 65, or (ii) due to death or disability, all of his or her outstanding Options, to the extent not already exercisable in full, shall become immediately and fully exercisable at the time of termination of service, and all of such Director's Options may be exercised at any time prior to the expiration dates of such Options. If the Director's service terminates for any other reason, all Options which are not then exercisable shall be cancelled on the date service terminates, and Options which are then exercisable may be exercised at any time within six months after the date of such termination, but not later than the expiration date of the Options.

          (e) Time and Method of Exercise. The exercise price of a Director's Option shall be paid to the Company (including, without limitation, through broker-assisted exercise arrangements) at the time of exercise either in cash, or in Shares already owned by the optionee and having a total Market Value equal to the exercise price, or in a combination of cash and such Shares.

          (f) Nontransferability. No Director's Option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, a Director's Option shall be exercisable only by him or her or by his or her guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), a Director's Option granted hereunder may be transferred by an optionee to members of his or her "immediate family" or to a trust established for the exclusive benefit of solely one or more members of his or her "immediate family." Any Director's Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Director's Option immediately prior to the transfer, except that the Director's Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means the Director's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

          (g) Adjustments. In the event that subsequent to the Effective Date any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Director and preserve the value of the Director's Option, (i) there shall automatically be substituted for each Share subject to an unexercised Director's Option and each Share to be issued under Section 7(a) or 7(b) subsequent to such event the number and kind of shares, other securities or other consideration into which each outstanding Share shall be changed or for which each such Share shall be exchanged, and (ii) the exercise price shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to any unexercised Director's Option shall remain the same as immediately prior to such event.

          (h) Exclusive Source of Formula Grants. Unless otherwise determined by the Board, automatic grants of stock options shall be made to Directors only pursuant to this Plan, and the automatic stock option grant provisions of any plan of the Company adopted prior to the Effective Date shall be terminated upon approval of this Plan by the shareholders of the Company.

     8. Director's Shares. Each Director may make an election in writing on or prior to each August 1 to receive the Director's annual retainer fees payable thereafter in the form of Shares instead of cash. Any Shares elected shall be payable at the time cash retainer fees are otherwise payable, and the number of Shares distributed shall be equal to 120 percent of the amount of the annual retainer fee otherwise payable on such payment date divided by the Fair Market Value of a Share on such date. Notwithstanding the foregoing, a Director who is first elected or appointed to the Board may make an election under this Section 8 within 30 days of such election or appointment in respect of annual retainer fees payable after the date of the election. Any election made under this
Section 8 shall remain in effect unless and until a new election is made in accordance with the provisions of this Section 8.

9.       General Provisions.
         ------------------

          (a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law.

          (b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee's or director's employment or service at any time.

          (c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Employee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Employees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Employee's tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

          (d) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

          (e) No Rights to Awards; No Shareholder Rights. No Eligible Employee or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Employees and employees. No Award shall confer on any Eligible Employee any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Employee in accordance with the terms of the Award.

          (f) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

          (g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

          (h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

          (i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Eligible Employees, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated. In the case of Director's Options, cash shall be paid in lieu of such fractional shares.

          (j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.

          (k) Effective Date; Plan Termination. The Plan, as amended and restated, shall become effective as of January 1, 2002 (the "Effective Date"), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on the date which is 10 years after the Effective Date.

          (l) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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                            ARCH CAPITAL GROUP LTD.
                    PROXY CARD FOR ANNUAL GENERAL MEETING OF
                         SHAREHOLDERS ON JUNE 27, 2002


       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARCH CAPITAL GROUP LTD. (THE "COMPANY"). The undersigned hereby appoints Robert Clements, Peter A. Appel and Louis T. Petrillo as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on May 21, 2002, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on June 27, 2002 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. ALL SHARES VOTABLE BY THE UNDERSIGNED WILL BE VOTED BY THE PROXIES NAMED ABOVE IN THE MANNER SPECIFIED ON THE REVERSE SIDE OF THIS CARD, AND SUCH PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING.


HAS YOUR ADDRESS CHANGED?
Mark box at right if an address change or   / /
comment has been noted.


-----------------------------------------------

-----------------------------------------------

-----------------------------------------------


PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
        PLEASE MARK YOUR
/X/     VOTES AS IN THIS
        EXAMPLE USING
        DARK INK ONLY.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW.


                                                             WITHHOLD AUTHORITY
                                        FOR all                to vote for all
                                    nominees listed            nominees listed

1.   To elect the nominees
     listed as Class I Directors         / /                        / /
     of the Company for a term
     of three years.

                               NOMINEES: CLASS I DIRECTORS OF THE COMPANY:
                               Paul B. Ingrey
                               Kewsong Lee
                               David R. Tunnell
                               Robert F. Works

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right)


                                                       FOR    AGAINST    ABSTAIN

2.     To adopt an amendment to Bye-Law 20 set forth   / /      / /        / /
       in Appendix B of, and as described in, the enclosed proxy statement.

3.     To approve share-based awards to the Chairman   / /      / /        / /
       and Vice Chairman of the Board of Directors in connection with the capital infusion in November 2001.

4.     To approve the 2002 Long Term Incentive and     / /      / /        / /
       Share Award Plan as set forth in Appendix C of, and as described in, the enclosed proxy statement.

5.     To elect Peter A. Appel, Graham B. Collis,      / /      / /        / /
       Dwight R. Evans, Marc Grandisson, Paul B.
       Ingrey, Constantine Iordanou, Debra M.
       O'Connor, Steven K. Parker, John D. Vollaro and Robert C. Worme as Designated Company
       Directors so that they may be elected
       directors of certain of our non-U.S.
       subsidiaries.

6.     To ratify the selection of                      / /      / /        / /
       PricewaterhouseCoopers as the Company's
       independent auditors for the fiscal year ending December 31, 2002.

The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and hereby revokes all previously granted proxies.


PLEASE BE SURE TO SIGN AND DATE THIS PROXY:


--------------------------   --------------------------   Date: __________, 2002
   Shareholder sign here         Co-owner sign here


NOTE: Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

--------------------------------------------------------------------------------